Exhibit 10.9

LEASE

by and between

BMR-7 GRAPHICS DRIVE LLC,

a Delaware limited liability company

and

LINGUAGEN CORPORATION,

a Delaware corporation

LEASE

THIS LEASE (this “Lease”) is entered into as of this 28th day of November, 2005, by and between BMR-7 GRAPHICS DRIVE LLC, a Delaware limited liability company (“Landlord”), and LINGUAGEN CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.            WHEREAS, Landlord owns certain real property (the “Property”) and the buildings and improvements thereon located at 7 Graphics Drive in Ewing, New Jersey, including the building located thereon (the “Building”) in which the Premises (as defined below) are located; and

B.            WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises (the “Premises”) located on the first (1st) floor of the Building, pursuant to the terms and conditions of this Lease, as detailed below.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.             Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, as shown on Exhibit A attached hereto. The Property and all landscaping, parking facilities and other improvements and appurtenances related thereto, are hereinafter collectively referred to as the “Project.” All portions of the Project that are for the non-exclusive use of tenants of the Building, including, without limitation, driveways, sidewalks, parking areas, landscaped areas, service corridors, stairways, elevators, public restrooms and Building lobbies, are hereinafter referred to as “Common Area.”

2.             Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1.          This Lease shall take effect upon the date of execution and delivery hereof by all parties hereto and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

2.2.          Rentable Area of Premises: 18,577 sq. ft., subject to adjustment pursuant to the terms hereof

2.3.          Rentable Area of Building: 72,000 sq. ft., subject to adjustment pursuant to the terms hereof

2.4.          [Intentionally omitted]

2.5.          Usable Area of Premises: 17,362 sq. ft., subject to adjustment pursuant to the terms hereof

2.6.          Initial Basic Annual Rent:

                18,577 s.f. x $15.50 per s.f. = $287,943.50, subject to adjustment pursuant to the terms hereof

2.7.          Initial Monthly Rental Installments of Basic Annual Rent:

                18,577 s.f x $15.50 per s.f.÷12 months = $23,995.29, subject to adjustment pursuant to the terms hereof

2.8.          Tenants’ Pro Rata Share: 25.80 % of the Building, subject to adjustment pursuant to the terms hereof

2.9.          Estimated Term Commencement Date: May 21, 2006

2.10.        Estimated Term Expiration Date: May 31, 2016, or, if later, the last day of the month in which the tenth (10th) anniversary of the Term Commencement Date shall occur

2.11.        Security Deposit: $250,000

2.12.        Permitted Use: General office, research and development, light manufacturing and laboratory space (including, without limitation, vivarium use), in conformity with Applicable Laws

2.13. Address for Rent Payment:	BMR-7 Graphics Drive LLC
Unit D
P.O. Box 51919
Los Angeles, California 90051-6219

2.14. Address for Notices to Landlord:	17140 Bernardo Center Drive, Suite 222
San Diego, California 92128
Attn: General Counsel
Fax: (858) 485-9840

2.15.        Address for Notices to Tenant:

(a)           Before Term Commencement Date:

Scott M. Horvitz, Chief Financial Officer
Linguagen Corporation
2005 Eastpark Boulevard
Cranbury, New Jersey 08512-3215

(b)           After Term Commencement Date:

Scoff M. Horvitz, Chief Financial Officer
Linguagen Corporation
7 Graphics Drive
Ewing, New Jersey 08628

(c)           With a copy in each instance to:

Andrew P. Gilbert, Esquire
Morgan, Lewis & Bookius LLP
502 Carnegie Center
Princeton, NJ 08540-6241

2.16.	[Intentionally omitted]

2.17.	[Intentionally omitted

2.18.	The following Exhibits are attached hereto and incorporated herein by reference:

	Exhibit A	Premises
	Exhibit B	Acknowledgement of Term Commencement Date and Term Expiration Date
	Exhibit C	[Intentionally omitted]
	Exhibit D	Rules and Regulations
	Exhibit E	[Intentionally omitted]
	Exhibit F-1	First Expansion Space
	Exhibit F-2	Second Expansion Space
	Exhibit G	Work Letter
	Exhibit H	Form of Consent to Sublease

Exhibit I Form of Waiver and Subordination

3.             Term.

3.1.          This Lease shall take effect upon the date of execution and delivery hereof by all parties hereto and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

3.2.          The actual term of this Lease (the “Term”) shall be that period from the actual Term Commencement Date as defined in Section 4.2 below through the Term Expiration Date, subject to earlier termination of this Lease as provided herein.

4.                                       Possession and Commencement Date.

4.1.          Landlord shall tender possession as of the date Landlord’s work as required pursuant to the terms of the Work Letter (“Landlord’s Work”) is Substantially Complete (as defined below). Tenant agrees that in the event Landlord’s Work is not Substantially Complete on or before the Estimated Term Commencement Date, then this Lease shall not be void or voidable and Landlord shall not he liable to Tenant for any loss or damage resulting therefrom. If Landlord fails to timely achieve Substantial Completion of Landlord’s Work for any reason other than Tenant Delay (as defined in the Work Letter) or Force Majeure (as defined below), the Term Expiration Date shall be extended accordingly, and Tenant shall not be responsible for the payment of any Rent (as defined below) until Landlord’s Work is Substantially Complete and the Term Commencement Date as described in Section 4.2 occurs. Subject to the provisions of this Lease including, without limitation, the Work Letter, that extend the time allowed for Landlord to achieve Substantial Completion (including, without limitation, due to Tenant Delay and Force Majeure), if Landlord fails to timely achieve Substantial Completion of Landlord’s Work, Tenant shall receive a rent credit equal to one day’s rent for each day such failure extends the Term Commencement Date beyond May 21, 2006. If Landlord fails to achieve Substantial Completion of Landlord’s Work by June 18, 2006, Tenant may terminate this Lease upon thirty (30) days’ prior written notice to Landlord without any liability to Tenant whatsoever; provided, however, that if Landlord shall effect delivery in the condition required within such thirty (30) day period, then Tenant’s notice shall be void. Upon such termination Landlord shall fully refund Tenant’s Security Deposit. Landlord’s Work shall be deemed “Substantially Complete” (and Landlord shall be deemed to have achieved “Substantial Completion”) on the later to occur of (a) the date on which a temporary certificate of occupancy is issued with respect to the Premises and (b) the date on which Tenant’s Architect certifies that Landlord’s Work (exclusive of designated long lead time items agreed to by Tenant, and minor items of work and Punchlist Work) is substantially complete. Landlord shall notify Tenant in writing not later than forty-five (45) days and again not later than ten (10) days prior to the date Landlord believes it will achieve Substantial Completion of Landlord’s Work.

4.2.          Subject to Landlord’s timely delivery of the notices set forth at Section 4.1 above, the “Term Commencement Date” shall be the day that Landlord shall have achieved Substantial Completion, but no sooner than the Estimated Term Commencement Date, unless prior to such date Tenant shall have assumed possession of the Premises or any portion thereof. Landlord and Tenant shall each execute and deliver to the other written acknowledgment of the actual Term Commencement Date and the Term Expiration Date when such is established, in the form attached to this Lease as Exhibit B. The Term Expiration Date shall be the date that is the last day of the month that is ten (10) years after the Term Commencement Date. Failure to execute and deliver such acknowledgment, however, shall not affect the Term Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Premises required for the Permitted Use by Tenant shall not serve to extend the Term Commencement Date.

4.3.          Prior to entering upon the Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Section 21 are in effect, and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Basic Annual Rent or Additional Rent (as defined below).

4.4. Within (10) days next following the execution and delivery hereof; Landlord shall furnish to Tenant evidence satisfactory to Tenant that insurance coverages required of Landlord under the provisions of Section 21 are in effect

4.5. Subject to Section 32 below, possession of areas of the Building necessary for utilities, services, safety and operation of the Building is reserved to Landlord, except those within the Premises. Tenant shall similarly have access to areas of the Building outside of the Premises (including, without limitation, the roof) to the extent necessary to service those systems exclusively servicing the Premises.

4.6. Landlord shall cause to be constructed the tenant improvements in the Premises (the “Tenant improvements”) pursuant to the Work Letter at a cost to Landlord not to exceed (a) Twenty-Five Dollars ($25.00) per rentable square foot, which amount shall include the costs of (i) construction, (ii) space planning, architecture, engineering, project management and other related services and (iii) building permits and other planning and inspection fees (collectively, the (“Initial Tenant Improvement Allowance”), plus (b) additional funds as described in Section 4.8 below (together with the Initial Tenant Improvement Allowance, the “Tenant Improvement Allowance”). Tenant shall have two (2) years from the date of Substantial Completion of Landlord’s Work to expend the unused portion of the initial Tenant Improvement Allowance, and (z) two (2) years after the commencement of an extension term to expend the unused portion of the Tenant Improvement Allowance allocable to such extension term, after which dates Landlord’s obligation to fund such respective costs shall expire. Tenant Improvements shall include, without limitation, space planning (except for the initial leasing plan); a third-party construction management fee not to exceed six percent (6%) of the cost of performing Landlord’s Work; a fee for Landlord of three percent (3%) of the cost of performing Landlord’s Work; regulatory fees and permitting costs; fees related to the Tenant Improvements; HVAC systems; utility distribution; standard laboratory gas and liquid distribution systems; and casework benches. Notwithstanding anything in this Section 4 to the contrary, Landlord shall be responsible for paying the costs of demolishing any existing tenant improvements in the Premises (including, without limitation, removing the portions of the mezzanine located between columns 6 & 7 and defined further by columns C & C.1 to the extent that such removal does not affect the structural integrity of the Building (including, without limitation, the roof), and including associated equipment to the extent reasonably necessary to complete Landlord’s Work), demising the Premises and installing exterior windows along the northern wall of the Premises to accommodate Tenant’s Tenant Improvement plan and such payments shall not be made from the Tenant Improvement Allowance. Tenant shall receive a credit against future rent payments with the amount of any unexpended portion of the Initial Tenant Improvement Allowance.

4.7. Landlord and Tenant shall, upon at least ten (10) days’ prior written notice from Tenant of Tenant’s request for Landlord to do so, mutually agree upon the selection of the architect, engineer, general contractor and major subcontractors, and Landlord and Tenant shall each participate in the review of the competitive bid process. With regard to the initial Tenant Improvements Tenant hereby appoints, and Landlord hereby approves, the use of Architecture Plus, PC, as Tenant’s architect (“Tenant’s Architect”), and Becht Engineering as Tenant’s engineering subconsultant to Architecture Plus, PC.

4.8. Landlord shall, upon execution hereof, establish a fund from which Tenant may borrow funds to pay for additional Tenant Improvements in the Premises. Tenant may borrow such funds in one or more draws, at Tenant’s discretion, within a period of two (2) years from the Term Commencement Date (as provided in Section 4.6 and in two (2) tranches: the first tranche providing One Hundred Twenty-Five Dollars ($125) per rentable square foot, one hundred eleven percent (111%) of which Tenant shall pay as Additional Rent over the first (1st) ten (10) years of the Term of the Lease; and the second tranche providing Fifty Dollars ($50) per rentable square foot one hundred twelve percent (112%) of which Tenant shall pay as Additional Rent over the first (lst) ten (10) years of the Term of the Lease.

As an example of the calculation of Additional Rent in accordance with this Section 4.8. assuming (a) Tenant utilizes the entire One Hundred Seventy-Five Dollars ($175) per rentable square foot of additional Tenant Improvement Allowance and (b) full amortization commencing on January 1, 2006, the amount of Additional Rent with respect to such additional Tenant Improvement Allowance would be as follows:

			Total Additional
	1st Tranche	2nd Tranche	Payments
	(per rsf)	(per rsf)	(per rsf)
Annually	$20.66	$8.60	$29.26

5.                                       Rent.

5.1.          Tenant shall pay to Landlord as Basic Annual Rent for the Premises, commencing on the Term Commencement Date, the sum set forth in Section 2.6, subject to the rental adjustments provided in Section 6 hereof. Basic Annual Rent shall be paid in equal monthly installments as set forth in Section 2.7. subject to the rental adjustments provided in Section 6 hereof, each in advance on the first day of each and every calendar month during the Term.

5.2.          In addition to Basic Annual Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s pro rata share, as set forth in Section 2.8 (“Tenant’s Pro Rata Share”), of Operating Expenses as provided in Section 7 and (b) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

5.3.          Basic Annual Rent and Additional Rent shall together be denominated “Rent.” Rent shall ha paid to Landlord, without abatement, deduction or offset (except as expressly provided herein), in lawful money of the United States of America at the office of Landlord as sat forth in Section 2.13 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then-current rate for such fractional month.

6.             Rent Adjustments. The Basic Annual Rent shall be subject to an annual upward adjustment of two percent (2%) of the then-current Basic Annual Rent. The first such adjustment shall become effective commencing with that monthly rental installment that is due on or after the first (lst annual anniversary of the Term Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as this Lease continues in effect.

7.                                       Operating Expenses.

7.1.          As used herein, the term “Operating Expenses” shall include:

(a)           Government impositions including, without limitation, property taxes consisting of real and personal property taxes and assessments, including amounts due under any improvement bond upon the Building or the Project, including the parcel or parcels of real property upon which the Building and Common Areas are located or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”) are levied; taxes on or measured by gross rentals received from the rental of space in the Building; taxes based on the square footage of the Premises, the Building or the Project, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from Applicable Laws (as defined below) or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Building or the parking facilities serving the Building; taxes on this Transaction or any document to which Tenant is a party creating or transferring an interest in the Premises (except for documents effecting or relating solely to a transfer by Landlord of its interest in the Lease, the Premises, the Building or the Property, to which Tenant’s role is only that of a consenting party); any fee for a business license to operate the Building as an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof. Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project, and

(b)           All other costs of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Building and the Project including, by way of example and not of limitation, costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder, including costs of funding such reasonable reserves as Landlord, consistent with good business practice, may establish to provide for future repairs and replacements; costs of utilities furnished to the Common Areas and all related charges and deposits; sewer fees; cable television; trash collection; cleaning, including windows; heating; ventilation; air-conditioning; maintenance of landscaping and grounds; maintenance of drives and parking areas; security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Project, license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Project or Building systems and equipment, telephone, postage, stationary supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; costs of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property provided by Landlord for use in Common Areas; capital expenditures (subject to the limitations set forth below in this Section 7.1(h)); costs of complying with any federal, state, municipal or local laws and regulations, including both statutory and common law and hazard waste rules and regulations (“Applicable Laws”) (provided, however, that Operating Expenses shall not include costs of remediation Hazardous Material (as defined below) spills or conditions existing prior to the date of this Lease or for which Tenant is not liable under Section 39 insurance premiums for insurance coverage’s customarily carried by institutional owners of like property, including premiums for public liability, property casualty, earthquake and environmental coverage’s; portions of insured losses paid by Landlord as part of the commercially reasonable deductible portion of a loss pursuant to the terms of insurance policies; service contracts, which shall be at market rates for the relevant industry in the Princeton, New Jersey, submarket, costs of services of independent contractors retained to do work of a nature referenced above; costs of compensation (including employment taxes and fringe benefits) of all building maintenance personnel who perform duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including, without limitation, janitors, floor waxers, window washers, watchmen, gardeners, sweepers and handymen (provided, however, that if such maintenance personnel service buildings other than the Building, Operating Expenses shall include the pro rata share of their compensation (including employment taxes and fringe benefits) corresponding to the percentage of their time spent servicing the Building); and costs of management services, which costs of management services shall not exceed three percent (3%) of the Basic Annual Rant due from Tenant.

Notwithstanding the foregoing, Operating Expenses shall not include any leasing commissions; expenses that relate to preparation of rental space for any tenant; expenses of initial development and construction, including, but not limited to, grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); costs of repairs to the extent reimbursed by payment of insurance proceeds received by Landlord; principal, interest and other costs associated with indebtedness of Landlord, including without limitation, loans secured by a mortgage or deed of trust covering the Project or a portion thereof (provided that interest on a government assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 7.1(a)); depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and reasonable reserves in regard thereto that are provided for in Subsection 7.1(a)); salaries, wages, benefits, professionals’ fees, taxes, insurance, costs and other expenses and payroll burdens of executives, principals, administrative staff and other employees of Landlord or Landlord’s management agent not involved directly in the operations of the Building or the Common Area, base rant, additional rent or other rents, fees, charges or penalties payable under any ground lease or superior lease; improvements made to any tenant space; any enlargement or reconfiguration of the Common Areas; any costs, expenses or charges chargeable or attributable to a particular tenant or tenants under their respective leases; all expenses associated with efforts to lease or develop portions of the Building or to procure new tenants for the Building, including advertising expenses, leasing commissions and related attorneys’ fees and expenses; legal fees and costs associated with negotiations or disputes with any tenants of the Building, and costs and expenses, including, but not limited to, all fines, penalties and attorneys’ fees arising out of or in connection with the breach or violation of Applicable Laws, this Lease, any other lease of space located in the Building or any other obligation by Landlord, its agents, employees or contractors; compensation paid to employees or ether persons in connection with commercial concessions operated by Landlord or on Landlord’s behalf; the cost of obtaining, maintaining, repairing or replacing sculptures, paintings and other works of art; any items with respect to which Landlord receives reimbursement from one or more third parties; the cost of any goods and services which are not available to Tenant; any fees or other compensation paid to affiliates of Landlord for goods or services, to the extent the same exceed charges for comparable goods or services of comparable quality from reputable, unaffiliated third parties; contributions to political or charitable organizations; and costs of any “over-standard” utility or other services cherished to any tenant of the Building (including Tenant), such as after-hours heating, ventilating and air-conditioning or electrical service in excess of Building Standard; uninsured losses (unless caused by Tenant’s gross negligence or willful misconduct); costs related to presently existing environmental contamination; costs related to the cure of existing violations of Applicable Law (but costs associated with maintaining compliance shall be allowed as provided in the following paragraph); any bad debt loss, expense or reserve; mark-ups on utilities in excess of Landlord’s actual cost therefor costs of repair or other work necessitated by defects in original construction or by the gross negligence or willful misconduct of Landlord or its agents or employees or due to defects in the repair or improvement of the Building directly caused by Landlord or its agents, employees or contractors; losses suffered by Landlord due to nonpayment of rent by other tenants of Landlord; Landlord’s or its manager’s accounting fees; Landlord’s federal, state or local income taxes; cost of acquiring property and/or new construction or renovation of the Building, or reserves for anticipated or future expenses; and taxes of the types set forth in Subsection 7.1(a).

Anything contained in this Lease to the contrary notwithstanding, in no event shall Operating Expenses include, and in no event shall Tenant be responsible to pay a share of; capital expenditures except as follows: (i) Landlord shall have the right to include in Operating Expenses those capital expenditures necessary to (A) maintain compliance with laws enacted prior to the date of this Lease; provided, however, that Tenant shall bear no portion of expenses associated with curing any present non-compliance, or (B) effect compliance with laws first enacted after the date of this Lease and applicable to the Project, the Building or the Premises generally, (ii) Landlord shall have the right to include in Operating Expenses capital expenditures deemed necessary or desirable by Landlord for reducing utility costs at the Project, but only to the extent of Tenant’s Pro Rata Share of net expenses saved for the Building unless such capital expenditures are also required in order to (x) maintain compliance with laws enacted prior to the date hereof; provided that Landlord is in compliance with such laws as of the date of this Lease, or (y) effect compliance with laws first enacted after the date of this Lease and (iii) Tenant shall be responsible for all costs of repairing, replacing, improving and maintaining equipment used for heating, ventilating and air conditioning the Premises. Each and all of the foregoing capital expenditures shall be amortized over the useful life of the applicable improvement as reasonably determined by Landlord in accordance with generally accepted accounting principles, and Tenant shall pay only Tenant’s Pro Rats Share of the annual amortization thereof as shall be attributable to the then-remaining term of this Lease. Any contrary provisions contained in this Lease notwithstanding, in no event shall Operating Expenses include capital expenditures (whether characterized as replacements, improvement, or otherwise) except as provided in this paragraph. Landlord shall not include in Operating Expenses amounts otherwise chargeable to Tenant under this Lease.

7.2.          Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, Landlord’s estimate of Tenant’s Pro Rata Share of Operating Expenses with respect to the Building and the Project, as applicable, for such month.

(a)           Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord not to exceed one hundred twenty (120) days), Landlord shall finish to Tenant a statement showing in reasonable detail the actual Operating Expenses and Tenant’s Pro Rats Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days unless contested in accordance with Section 7.3. If the amounts paid by Tenant pursuant to this Section 7.2 exceed Tenant’s Pro Rats Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant, provided that, if the Lease tent has expired1 Landlord shall accompany said statement with payment for the amount of such difference.

(b)           Any amount due under this Section 7.2 for any period that is less than a Thu month shall be prorated (based on a thirty (30)-day month) for such fractional month.

7.3.          Landlord’s annual statement shall he final unless Tenant, within one (1) year after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reasons therefor. I during such one (1)-year period, Tenant reasonably and in good faith questions or contests the correctness of Landlord’s statement of Tenant’s Pro Rata Share of Operating Expenses, Landlord shall provide Tenant with access at Landlord’s office at One Tower Bridge, 100 Front Street, Suite 250, West Conshohocken, Pennsylvania, to Landlord’s books and records and such information as Landlord reasonably determines to be responsive to Tenant’s questions. in the event that, after Tenant’s review of such information, Landlord and Tenant cannot agree upon the amount of Tenant’s Pro Rata Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm hired by Tenant (at Tenant’s sole cost and expense except as hereinafter provided) audit and review Landlord’s books and records for the year in question (the “Independent Review”). The results of any such Independent Review shall he binding on Landlord and Tenant If the Independent Review shows that Tenant’s Pro Rata Share of Operating Expenses actually paid for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of estimated Additional Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results. If the Independent Review shows that Tenant’s payments of Tenant’s Pro Rata Share of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, then Tenant shall pay the deficiency to the Landlord within thirty (30) days after delivery of such results. Notwithstanding anything in this Section 7.3 to the contrary, if Landlord misstates Operating Expenses or Tenant’s share thereof by more than five percent (5%), Landlord shall be responsible for Tenant’s reasonable audit expenses.

7.4.          Tenant shall not be responsible for Operating Expenses attributable to the time period prior to the Term Commencement Date; provided, however, that if Landlord shall permit Tenant possession of the Premises prior to the Term Commencement Date, Tenant shall be responsible for Operating Expenses from such earlier date of possession. Tenant’s responsibility for Tenant’s Pro Rata Share of Operating Expenses shall continue to the latest of (a) the date of termination of the Lease, (1,) the date Tenant has fully vacated the Premises or (c) if termination of the Lease is due to a default by Tenant, the date of rental commencement of a replacement tenant, provided, however, for the purposes of this Subsection 7.4(e) that Landlord shall use commercially reasonable efforts to mitigate its damages.

7.5.          Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord in accordance with generally accepting accounting practices relating to office buildings. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the lime periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an Obligation to share in Operating Expenses.

8.             [Intentionally omitted]

9.             Security Deposit

9.1.          Tenant has deposited with Landlord the sum set forth in Section 2.11 (the “Security Deposit”), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Term, If Tenant defaults with respect to any provision of this Lease, including, but not limited to, any provision relating to the payment of Rent, then Landlord, upon any applicable notice and cure periods described in this Lease, may (but shall not be required to) me, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other actual loss or damage that Landlord may suffer by reason of Tenants default. If any portion of the Security Deposit is so used or applied. then Tenant shall, within ten (10) days following demand therefor deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall keep this Security Deposit m an account with an FDIC-insured institution separate from its general fund, and Tenant shall be entitled to interest on the Security Deposit upon the expiration or earlier termination of this Lease.

9.2.          In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

9.3.          Landlord may deliver to any purchaser of Landlord’s interest in the Premises the funds deposited hereunder by Tenant, and thereupon Landlord shall be discharged from any further liability with respect to such deposit, provided that such purchaser shall acknowledge receipt thereof. This provision shall also apply to any subsequent transfers. Landlord shall provide written notification to Tenant that the delivery, discharge and acknowledgement described in this Section has occurred.

9.4.          If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the Security Deposit, or any balance thereof; shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease.

10.           Use.

10.1.        Tenant shall have the right to use the Premises for the purpose set forth in Section 2.12, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, delay or condition.

10.2.        Tenant shall not use or occupy the Premises in violation of Applicable Laws, zoning ordinances, or the certificate of occupancy issued for the Building, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in Landlord’s reasonable opinion violates any of the above; provide. however, that, in the event that no Governmental Authority shall have determined that Tenant’s use or occupancy of the Premises violates Applicable Laws, zoning ordinances or the certificate of occupancy issued for the Building, but Landlord shall have determined that such use or occupancy of the Premises by Tenant violates Applicable Laws, zoning ordinances, or the certificate of occupancy issued for the Building, Tenant shall have the right to contest in good faith and with reasonable factual and legal support such determination by Landlord. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof. Notwithstanding the foregoing, Landlord shall be responsible for malting alterations or improvements to the Building that are not unique to the Premises and are not required as a result of Tenant’s particular method or manner of operating the Premises, unless the need for such improvements arises from Tenant’s failure to satisfy its obligations under this Lease.

10.3.        Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building and the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Building and the Project, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Section. Landlord represents and warrants that the Building’s insurance rating already contemplates office, research and development (including, without limitation, vivarium), light manufacturing and laboratory uses.

10.4.        Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.

10.5.        No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent, which shall not unreasonably be withheld, delayed or conditioned. Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

10.6.        No awnings or other projections shall be attached to any outside wall of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings. Neither the interior nor exterior of any windows shall be coated nor otherwise sunscreened without Landlord’s prior written consent, which shall not unreasonably be withheld, delayed or conditioned, nor shall any bottles, parcels or other articles be placed on the windowsills. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without Landlord’s prior written consent

10.7.        No sign, advertisement or notice shall be exhibited, painted or affixed by Tenant on any part of the Premises or the Building without Landlord’s prior written consent, which shall not unreasonably be withheld, delayed or conditioned; provided, however, that Tenant shall have the right to install reasonable exterior directional signage outside the Building that conforms with Applicable Laws and the Building Standard. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at Tenant’s sole cost and expense, and shall be of a size, color and type acceptable to Landlord. The directory tablet shall be provided at Landlord’s cost exclusively for the display of the name and location of tenants only. Tenant shall not place anything on the exterior of the corridor walls or corridor doors other than Landlord’s standard lettering. Tenant shall be entitled to its Tenant’s Pro Rata Share of Building signage that conforms with Applicable Laws and the Building Standard. Notwithstanding anything in this Section 10.7 to the contrary, so long as Tenant leases more square footage in the Building than any other tenant, Landlord shall not give naming rights to the Building to any other tenant.

10.8.        [Intentionally omitted]

10.9.        Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them, or (b) use or allow the Premises to be used for immoral, unlawful or objectionable purposes, nor shall Tenant knowingly cause, maintain or permit any nuisance or waste in, on or about the Premises, the Building or the Project.

10.10.      Notwithstanding any other provision herein to the contrary,

(a)           Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises (other than that portion constituting Landlord’s Work) with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq. (together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall indemnify, defend and hold harmless Landlord from and against any loss, cost, liability or expense (including reasonable attorneys’ fees and disbursements) arising out of any failure of the Premises (other than that portion constituting Landlord’s Work) to comply with the ADA; and

(b)           Landlord shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Common Area, the core and shell of the Building, and that portion of the Premises constituting Landlord’s Work (collectively, the “Landlord ADA Area”) with the ADA, and Landlord shall indemnify, defend and hold harmless Tenant from and against any loss, cost, liability or expense (including reasonable attorneys’ fees and disbursements) arising out of any failure of the Landlord ADA Area to comply with the ADA;

The provisions of this Section 10.10 shall survive the expiration or earlier termination of this Lease.

11.           Brokers.

11.1.        Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Cushman & Wakefield of NJ, Inc. (“Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, and that it knows of no real estate broker or agent other than Broker that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Broker pursuant to separate agreements between Landlord and Broker.

11.2.        Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

11.3.        Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations and warranties contained within Sections 11.1 and 11.2.

12.           Holding Over.

12.1.        If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) the Basic Annual Rent in accordance with Section 5, as adjusted in accordance with Section 6, and (b) Tenant’s Pro Rats Share of Operating Expenses. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

12.2.        Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the Basic Annual Rent and one hundred percent (100%) of the Additional Rent in effect during the last thirty (30) days of the Term.

12.3.        Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

12.4.        The foregoing provisions of this Section 12 are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

13.           Taxes on Tenant’s Property,

13.1.        Tenant shall pay prior to delinquency any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises.

13.2.        If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building or the Property is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed valued of the Building or the Project, then Tenant shall, upon demand, then Tenant, subject to Tenant’s right to contest the same in good faith (provided that Tenant has provided evidence reasonably satisfactory to Landlord that Tenant has established reasonable reserves sufficient to pay any such taxes, together with any penalties and interest thereon), shall within thirty (30) days after delivery of written notice by Landlord, repay to Landlord the taxes so paid by Landlord. The foregoing notwithstanding, Landlord shall pay no such taxes on Tenant’s personal property or trade fixtures without first giving Tenant thirty (30) days’ prior notice.

13.3.        If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s building standards (the “Building Standard”) in other spaces in the Building are assessed, then the real property taxes and assessments levied against Landlord or the Building by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 13.2 above. Any such excess assessed valuation due to improvements in or alterations to space in the Building leased by other tenants of Landlord shall not be included in the Operating Expenses defined in Section 7, but shall be treated, as to such other tenants, as provided in this Section 13.3. If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant improvements or alterations are assessed at a higher valuation than the Building Standard, then such records shall be binding on both Landlord and Tenant.

14.           Condition of Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Project, or with respect to the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business. Tenant’s taking of possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, and subject to Tenant’s rights under the Work Letter, conclusively establish that the Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair.

15.           Common Areas and Parking Facilities.

15.1.        Tenant shall have the non-exclusive right, in common with others, to use the Common Areas, subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit D, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion (the “Rules and Regulations”). Tenant shall faithfully observe and comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations.

15.2.        Tenant shall have a non-exclusive, revocable license to use parking facilities serving the Building in common on an unreserved basis with other tenants of the Building and the Project.

15.3.        Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right to determine that parking facilities are becoming overcrowded and to limit use thereof by the Building tenants. Upon such determination, Landlord may reasonably allocate parking spaces among Tenant and other tenants of the Building or the Project; provided, however, that Tenant shall in no event be allocated fewer than seventy-four (74) full-size parking spaces; provided, further, that, in the event that Landlord increases the number of parking spaces located at the Project, then Tenant’s allocation of parking spaces shall increase by Tenant’s Pro Rata Share of such additional spaces; and provided, further, that, in the event that Tenant rents additional space in the Building, Tenant’s allocation of parking spaces shall increase in direct proportion to the subsequent increase in Tenant’s Pro Rata Share of the Building. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking. If Landlord changes its policies regarding parking at the Project after the date hereof to allow for reserved parking, Tenant shall be entitled to Tenant’s Pro Rata or share of all allocated reserved parking spaces for the Project

15.4.        Landlord reserves the right to modify the Common Areas, including the right to add or remove exterior and interior landscaping and to subdivide real property. Tenant acknowledges that Landlord specifically reserves the right to allow the exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors; provided, however, that Tenant shall not be deprived of the use of the corridors reasonably required to serve the Premises or of restroom facilities serving the floor upon which the Premises are located.

16.           Utilities and Services.

16.1.        Landlord shall, at its sole cost and expense, stub to the Premises all water, gas, heat, electric power, telephone and other utilities to the Premises that are available at the Building as of the date hereof. If Tenant shall require utilities not available at the Building as of the date hereof, Tenant shall pay, from the Tenant Improvement Allowance, without mark-up, an amount equal to the direct cost to Landlord of bringing such services to the Building and extending service therefore to the Premises.

16.2.        Subject to Section 16.1, Landlord shall, where not already installed, provide separate utility meters for (the cost of which shall be paid for from the Tenant Improvement Allowance), and Tenant shall contract directly with the providers of and pay directly for, all water (including the cost to service, repair and replace equipment for providing reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon.

16.3.        Landlord shall not be liable for, nor shall any eviction of Tenant result from the failure to furnish any such utility or service, whether or not such failure is caused by accident; breakage; repair; strike, lockout or other labor disturbance or labor dispute of any character; governmental regulation, moratorium or other governmental action; or Landlord’s inability, despite the exercise of reasonable diligence or by any other cause to furnish any such utility or service, except if any of the foregoing is due to the gross negligence or willful misconduct of Landlord (collectively, “Force Majeure”). In the event of such failure due to Force Majeure, and except as to Landlord’s gross negligence or willful misconduct, Tenant shall not be entitled to any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease.

16.4.        Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term.

16.5.        [Intentionally omitted]

16.6.        If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services and Tenant’s agreement to increase such availability at Tenant’s cost, and Tenant shall pay as Additional Rent without mark-up, an amount equal to the cost of providing such excess utilities and services.

16.7.        Utilities and services to the Premises shall be paid by Tenant directly to the supplier of such utility or service.

16.8.        Landlord shall provide water in Common Areas for drinking and lavatory purposes only; provided, however, that if after the construction of Tenant Improvements, Landlord reasonably determines that Tenant requires, uses or consumes water for any purpose other than ordinary drinking and lavatory purposes, Landlord may install a water meter and thereby measure Tenant’s water consumption for all purposes. Landlord shall be responsible for maintaining such meter, and Tenant shall reimburse Landlord for such costs as Additional Rent. Tenant agrees to pay for water consumed, as shown on said meter, as and when bills are rendered. If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred, or payments made by Landlord for any of the reasons or purposes hereinabove stated, shall be deemed to be Additional Rent payment by Tenant and collectible by Landlord as such.

16.9.        Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and electric systems, when Landlord deems necessary or desirable, due to accident or emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or electric service when prevented from doing so by Force Majeure or a failure by a third party to deliver gas, oil or another suitable fuel supply, or Landlord’s inability by exercise of reasonable diligence to obtain gas, oil or another suitable fuel. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to finish or perform the same by virtue of Force Majeure. Landlord shall furnish to Tenant notice of any utility or other planned service interruption or curtailments of which Landlord is aware that might reasonably be expected to impair Tenant’s use of the Premises.

17.           Alterations.

17.1.        Tenant shall make no alterations, additions or improvements in or to the Premises without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold, delay or condition; provided, however, that, subject to the remaining provisions of this Section, in the event any proposed alteration, addition or improvement affects (a) any structural portions of the Building, including exterior walls, roof, foundation or core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, air conditioning, heating, electrical, security, life safety and power, then Landlord may withhold its approval with respect thereto in its sole and absolute discretion. Tenant shall, in making any such alterations, additions or improvements, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall not unreasonably be withheld, delayed or conditioned; and provided, further, that, the foregoing limitations notwithstanding, Tenant shall have the right to (x) make interior non-structural alterations to the Premises at a cost no greater than Fifty Thousand Dollars ($50,000) per project without Landlord’s consent and (y) make structural and Building system changes of the kind and type identified in clauses (a), (b) and (c), above, with Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, delay or condition. In seeking Landlord’s approval (except in the case of clause (x) herein), Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, work contracts, requests for laydown areas and such other information concerning the nature and cost of the alterations as Landlord may reasonably request. Tenant shall provide electronic CADD files and as-built drawings reflecting any structural alterations completed by Tenant within sixty (60) days of such completion. Landlord shall indicate, upon approval of any alterations, which improvements (i) Tenant shall be required to remove and (ii) Landlord may require Tenant to remove upon the expiration or termination of this Lease. For those improvements under clause (ii) above, Landlord shall notify Tenant not less than thirty (30) days (or as soon as reasonably practicable in the event this Lease is terminated due to a default by Tenant) prior to the expiration or earlier termination of this Lease which improvements Tenant shall be required to remove.

17.2.        Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

17.3.        Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any fire sprinkler system and fire water supply lines to remain fully operable at all times.

17.4.        Any work performed on the Premises or the Building by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time reasonably designate. Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws. Tenant shall provide Landlord with “as-built” plans showing any structural change in the Premises.

17.5.        [Intentionally omitted]

17.6.        All improvements, decorations, fixtures and additions attached to or built into the Premises so as not to be removable and readily reusable (for purposes of this Article 17, “Installations”) made by either of the Parties, including, without limitation, all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits, shall, unless, prior to such construction or installation (time being of the essence) Landlord elects otherwise, become the property of Landlord upon the expiration or earlier termination of the Term, and shall remain upon and be surrendered with the Premises as a part thereof. Any equipment or property not constituting Installations (as herein defined) shall be and remain the property of Tenant.

17.7.        Tenant shall repair any damage to the Premises caused by Tenant’s removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant.

17.8.        If Tenant shall fail to remove any of its effects from the Premises prior to termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store said effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of said personal property. If Tenant obtains financing with a third party lender for any equipment from time to time located within the Premises, Landlord shall agree in writing to waive its rights and subordinate any liens it may have on such equipment to Tenant’s lender, with such waiver and subordination in the form attached as Exhibit I hereto.

17.9.        Notwithstanding any other provision of this Section 17 to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including, without limitation, the Tenant Improvements made pursuant to the Work Letter, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

17.10.      Tenant shall pay to Landlord an amount equal to ten percent (10%) of the cost to Tenant of all changes installed by Tenant or its contractors or agents (other than changes performed by Tenant pursuant to the Work Letter) costing more than fifty thousand dollars ($50,000) but less than Two Hundred Fifty Thousand Dollars ($250,000), to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision thereof; for projects in excess of Two Hundred Fifty Thousand Dollars ($250,000), the said cost payable to Landlord shall be reduced to five percent (5%) of the cost to Tenant in excess of two hundred fifty thousand dollars ($250,000) to install such changes. For purposes of payment of such sum, Tenant shall submit to Landlord copies of all bills, invoices and statements covering the costs of such charges, accompanied by payment to Landlord of the fee set forth in this Section. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors.

18.           Repairs and Maintenance.

18.1.        Landlord shall repair and maintain the structural and exterior portions and Common Areas of the Building and the Project including, without limitation, roofing and covering materials, foundations, exterior walls, plumbing, fire sprinkler systems (if any), heating, ventilating, air conditioning, elevators, and electrical systems installed or furnished by Landlord. Any costs related to the repair or maintenance activities specified in this Section 18.1 shall be included as a part of Operating Expenses, unless such repairs or maintenance is required in whole or in part because of any act, neglect, fault or omissions of Tenant, its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord the cost of such repairs and maintenance, or unless expressly excluded under Article 4 hereof.

18.2.        Except for services of Landlord, if any, required by Section 18.1. Tenant shall at Tenant’s sole cost and expense keep the interior portions of the Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good of a condition as when received, ordinary wear and tear, damage by fire or casualty, and the responsibilities of Landlord excepted. Landlord shall have no obligation to alter, remodel, improve, decorate or paint the Premises or any part thereof, other than pursuant to the terms and provisions of the Work Letter.

18.3.        Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance. Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.

18.4.        Repairs under this Section 18 that are obligations of Landlord are subject to allocation among Tenant and other tenants as Operating Expenses, except as otherwise provided in this Section 18, or unless expressly excluded under Article 4 hereof.

18.5.        This Section 18 relates to repairs and maintenance arising in the ordinary course of operation of the Building and the Project and any related facilities. In the event of fire, earthquake, flood, vandalism, war or similar cause of damage or destruction, Section 22 shall apply in lieu of this Section 18.

18.6         Landlord shall cause its contractors to warrant to Tenant that all materials and equipment furnished will be first quality and new, and that Landlord’s Work will conform with the requirements of the construction contract documents. The contractor shall timely pay for and correct all defects for a period of at least one (1) year from such contractor’s completion of its work.

18.7.        Any of Landlord’s Work not conforming to the requirements of this Section 18, including substitutions not properly approved and authorized, may be considered defective. Landlord may elect to exclude from its contractor’s warranty any remedy for damage or defect caused by abuse, modifications not executed by the contractor, improper or insufficient maintenance, improper operation or normal wear and tear and normal usage.

18.8         Landlord shall cause its contractors to transfer and assign to Tenant upon Substantial Completion all certifications, warranties, test reports, surveys, as-built plans and drawings and any other documents reasonably required by Tenant related to the design or construction of the completed Landlord’s Work. Notwithstanding Tenant’s rights to enforce such warranties after they are assigned to Tenant, Landlord shall maintain the right to enforce any warranties related to Landlord’s Work. Landlord shall cause its contractors to collect and provide to Tenant no less than three (3) sets of all written warranties, protocols for or from commissioning and equipment manuals and instructions and assign them over to Tenant. All warranties collected by Landlord’s contractors shall be enforceable both by Tenant and by Landlord.

18.9         With the assistance of Landlord’s maintenance personnel, Landlord’s contractors shall ensure the readiness of utilities and Building systems serving the Premises, provide all work necessary for the initial start-up and testing of such utilities and Building systems, and provide Tenant’s employees with training in the use of such utilities and Building systems.

19.	Liens

19.1         Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Building and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises, the Building or the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged or bonded within thirty (30) days after the filing thereof, at Tenant’s sole cost and expense.

19.2.        Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall within thirty (30) days reimburse Landlord for the costs thereof as Additional Rent.

19.3.        In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant agrees that any Uniform Commercial Code financing statement executed by Tenant shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the

Premises. In no event shall the address of the Building be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement executed by Tenant record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within thirty (30) days after filing such financing statement, cause (a) a copy of the lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Project.

20.	Indemnification and Exculpation.

20.1.        Indemnification.

(a)           Tenant agrees to indemnify, defend and save Landlord harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred in investigating or resisting the same (collectively, “Claims”) arising from (a) injury or death to any person or injury to any property occurring within or about the Premises, the Building or the Property to the extent resulting from Tenant’s or Tenant’s employees’, agents’ or guests’ use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent resulting from the willful misconduct or gross negligence of Landlord or its employees, agents or guests and (b) failure by Tenant to provide timely notice to Landlord as required by the terms of this Lease.

(b)           Landlord agrees to indemnify, defend and save Tenant harmless from and against any and all Claims arising from injury or death to any person or injury to any property occurring within or about the Common Areas to the extent resulting from Landlord’s or Landlord’s employees’, agents’ or guests’ use thereof or a breach or default by Landlord in the performance of any of its obligations hereunder, except to the extent resulting from Tenant’s or its employees’, agents’ or guests’ willful misconduct or gross negligence.

20.2.        Notwithstanding any provision of Section 20.1 to the contrary, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to personal property or scientific research, including, without limitation, loss of records kept by Tenant within the Premises and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including, without limitation, broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s gross negligence or willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time. Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section 20.2.

20.3.        Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Project, or of any other third party.

20.4.        Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.

20.5.        The provisions of this Section 20 shall survive the expiration or earlier termination of this Lease.

21            Insurance: Waiver of Subrogation.

21.1.        Landlord shall maintain insurance for the Building and the Project in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect, provided that such coverage shall not be less than ninety percent (90%) of such full replacement cost or the amount of such insurance Landlord’s lender, mortgagee or beneficiary (each, a “Lender”), if any, requires Landlord to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism, malicious mischief, flood and earthquake. Landlord, subject to availability thereof shall further insure, if Landlord deems it appropriate, coverage against environmental hazard, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, workmen’s compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord shall provide insurance for any improvements installed by Tenant that are affixed to the Building. Any costs incurred by Landlord pursuant to this Section 21.1 shall constitute a portion of Operating Expenses.

21.2.        In addition, Landlord shall carry public liability insurance with a single limit of not less than Two Million Dollars ($2,000,000) for death or bodily injury, or property damage with respect to the Project. Any costs incurred by Landlord pursuant to this Section 21.2 shall constitute a portion of Operating Expenses.

21.3.        Tenant shall, at its own cost and expense, procure and maintain in effect, beginning on the Term Commencement Date or the date of occupancy, whichever occurs first, and continuing throughout the Term (and occupancy by Tenant, if any, after termination of this Lease) comprehensive public liability insurance with limits of not less than Two Million Dollars ($2,000,000) per occurrence for death or bodily injury and not less than One Million Dollars ($1,000,000) for property damage with respect to the Premises.

21.4.        The insurance required to be purchased and maintained by Tenant pursuant to this Lease shall name Landlord, BioMed Realty, L.P., BioMed Realty Trust, Inc., and those mortgagees as to which Tenant shall have current, written notice (“Landlord Parties”) as additional insureds. Said insurance shall be with companies having a rating of not less than policyholder rating of A and financial category rating of at least Class xii in “Best’s Insurance Guide.” Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of coverage to Landlord. No such policy shall be cancelable or subject to reduction of coverage or other material modification or cancellation except alter ten (10) days’ prior written notice to Landlord from the insurer. Tenant’s policy may be a “blanket policy” that specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least ten (10) days prior to the expiration of such policies, furnish Landlord with renewals or binders or a properly executed certificate of insurance confirming continuation of coverage. Tenant agrees that if Tenant does not take out and maintain such insurance, and if such failure shall continue unremedied for more than five (5) business days alter written notice, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent. Deductibles for insurance provided pursuant to this Section 21 shall not exceed Twenty-Five Thousand Dollars ($25,000).

21.5.        Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

21.6.        In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Building or the Project, (b) the landlord under any lease whereunder Landlord is a tenant of the real property upon which the Building is located if the interest of

Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner, and (c) any management company retained by Landlord to manage the Project.

21.7.        Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents and representatives of the other on account of loss or damage occasioned by such waiving party or its property or the property of others under such waiving party’s control, in each case to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy that either Landlord or Tenant may have in force at the time of such loss or damage or that would have been insured had either Landlord or Tenant had in place the coverages required by each pursuant to this Lease. Such waivers shall continue so long as their respective insurers so permit. Any termination of such a waiver shall be by written notice to the other party, containing a description of the circumstances hereinafter set forth in this Section 21.7. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then the party seeking such policy shall notify the other of such conditions, and the party so notified shall have ten (10) days thereafter to either (a) procure such insurance with companies reasonably satisfactory to the other party or (b) agree to pay such additional premium (in Tenant’s case, in the proportion that the area of the Premises bears to the insured area). if the parties do not accomplish either (a) or (b), then this Section 21.7 shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium. If such policies shall at any time be unobtainable, but shall be subsequently obtainable, then neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section 21.7, shall contravene Applicable Laws, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.

21.8.        Landlord may require insurance policy limits required under this Lease to be raised or to require Tenant to acquire additional types of coverages to conform with requirements of Landlord’s Lender or to conform coverages and limits to those then being required of new tenants within the Project but no more frequently than once every three (3) years, and only if and to the extent that Landlord similarly increases the limits of insurance it carries; provided, however, that there shall be no limitation on Landlord’s ability to require additional types of coverages or increase insurance policy limits to the then-customary types or levels for comparable buildings in the same geographic area.

22.           Damage or Destruction.

22.1         In the event of a partial destruction of the Building or the Project by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof; and provided that (a) the damage thereto is such that the Building or the Project may be repaired, reconstructed or restored within a period of six (6) months from the date of the happening of such casualty and (b) Landlord shall receive insurance proceeds sufficient to cover the cost of such repairs (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, and subject to the limitation set forth in Section 21.4 above, shall constitute an Operating Expense), Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Building or the Project, as applicable, and this Lease shall continue in full force and effect.

22.2.        In the event of any damage to or destruction of the Building or the Project other than as described in Section 22.1, Landlord may elect to repair, reconstruct and restore the Building or the Project, as applicable, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair the Building or the Project, as applicable, then this Lease shall terminate as of the date of such damage or destruction.

22.3.        Landlord shall give written notice to Tenant of its election not to repair, reconstruct or restore the Building or the Project, as applicable, within sixty (60) days following the date of damage or destruction.

22.4.        Upon any termination of this Lease under any of the provisions of this Section 22 the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to the Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that by their express terms, survive the expiration or earlier termination hereof.

22.5.        In the event of repair, reconstruction and restoration as provided in this Section 22, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with comparable space during the period of repair that in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business.

22.6.        Notwithstanding anything to the contrary contained in this Section 22, should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure, then the time for Landlord to commence or complete repairs shall be extended on a day-for-day basis; provided, however, that Tenant shall be released from any obligations under this Lease (except with regard to those provisions that, by their express terms, survive the expiration or earlier termination hereof) if, on the date that is eight (8) months after the date of damage or destruction, the repair, reconstruction or restoration required to be performed by Landlord (or which Landlord has elected to perform, whether or not required) to cause the Premises to be Substantially Completed if not then Substantially Completed.

22.7.        If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repair, reconstruction or restoration only with regard to those portions of the Premises, the Building or the Project that were originally provided at Landlord’s expense. The repair, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements from the Building Standard, Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repair, reconstruction and restoration of the Premises, the Building and the Project.

22.8.        Notwithstanding anything to the contrary contained in this Section 22, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Section 22 occurs during the last six (6) months of the Term or any extension hereof, or to the extent that insurance proceeds are not available therefore; provided that Landlord notifies Tenant of its decision as to whether Landlord intends to repair, reconstruct or restore the Premises within thirty (30) days of such casualty.

22.9.        In the event that Landlord mortgages or otherwise encumbers the Project, Landlord shall use commercially reasonable efforts to obtain a commitment from its lender that in the event of a casualty under this Section 22, such lender shall apply any insurance proceeds related to such casualty event to support Landlord’s obligations under this Section 22; provided, however, that any such commitment by such lender shall be (a) waived if Tenant is in default under this Lease after the expiration of any applicable cure periods or Tenant has elected to terminate this Lease and (b) inapplicable if such casualty event occurs within the final two (2) years of the then-current Lease term.

23.           Eminent Domain.

23.1.        In the event the whole of the Premises, or such part thereof or of the Project as shall substantially interfere with the Tenant’s use and occupancy thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant may terminate this Lease effective as of the date possession is required to be surrendered to said authority.

23.2.        In the event of a partial taking of the Building or the Project, or of drives, walkways or parking areas serving the Building or the Project for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, in the event that such taking shall materially impair the use of the Building for its intended purpose, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.

23.3.        Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

23.4.        If, upon any taking of the nature described in this Section 23, this Lease continues in effect, then Landlord shall promptly proceed to restore the Premises, the Building and the Project, as applicable, to substantially their same condition prior to such partial taking. To the extent such restoration is feasible, as determined by Landlord in its reasonable opinion, the Rent shall be decreased by a number, the numerator of which is the rental value of the Premises prior to such taking, and the denominator of which is the value of the Premises after such taking.

24.           Defaults and Remedies.

24.1.        Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within five (5) days after the date such payment is due, Tenant shall pay to Landlord an additional sum of five percent (5%) of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest from the fifth (5th) day alter the date due until paid at the lesser of (a) twelve percent (12%) per annum or (b) the maximum rate permitted by Applicable Laws. Tenant shall not be responsible for payments of any late charges or interest under this Section 24.1 unless Landlord has notified Tenant in writing that Landlord has not received timely payment of Rent and specifying the type and amount of payments past due, and Tenant fails to pay such Rent within three (3) days of receipt of such notice; provided that Landlord shall not be required to send more than two (2) such notices in any twelve (12) month period; and provided, further, that if Landlord does not receive Rent from Tenant within three (3) days after Tenant’s receipt of such written notice, Tenant shall be liable for both any late charges and interest accrued from the date such Rent was originally past due.

24.2.        No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent nor shall any endorsement or statement on any check or any letter accompanying any cheek or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law. If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

24.3.        If Tenant fails to pay any sum of money (other than Basic Annual Rent or Rental Adjustments) required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, Landlord may, after the expiration of any applicable notice and cure periods under this Lease, and without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act. Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to twelve percent (12%) per annum or highest rate permitted by Applicable Laws, whichever is less.

24.4.        The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a)           Any abandonment or vacation of the Premises by Tenant that has a material adverse effect on the physical condition of the Premises;

(b)           The failure by Tenant to make any payment of Rent, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof from Landlord to Tenant that such payment is past due;

(c)           The failure by Tenant to observe or perform any obligation or covenant contained herein (other than as described in Subsections 24.4(a), 24.4(b) or 24.4(h)) to be performed by Tenant, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant, provided that, if the nature of Tenant’s default is such that it reasonably requires more than thirty (30) days to cure, Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute the same to completion; and provided, further, that such cure is completed no later than ninety (90) days from the date of Tenant’s receipt of written notice from Landlord;

(d)           Tenant makes an assignment for the benefit of creditors;

(e)           A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f)            Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (the “Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Code;

(g)           Any involuntary petition if filed against Tenant under any chapter of the Code and is not dismissed within one hundred twenty (120) days; or

(h)           The failure by Tenant more than two (2) times in any twelve (12) month period to provide timely notice to Landlord as required by this Lease; provided that any failure by Tenant to provide such timely notice shall not excuse Tenant from its obligations under this Lease;

(i)            Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

Notices given under this Section 24.4 shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

24.5.        In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord shall be entitled to terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that my be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, than Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including, without limitation:

(a)           The worth at the time of award of any unpaid Rent that had accrued and been unpaid at the time of such termination; plus

(b)           The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant reasonably demonstrates could have been reasonably avoided; plus

(c)           The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant reasonably demonstrates could have been reasonably avoided.

(d)           Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including, without limitation, the cost of restoring the Premises to the condition required under the terms of this Lease; plus

(e)           At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

As used in Subsections 24.5(a) and 24.5(b), “worth at the time of award” shall be computed by allowing interest at the rate specified in Section 24.1. As used in Subsection 24.5(c) above, the “worth at the time of the award” shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus six (6) percentage points.

24.6.        If Landlord does not elect to terminate this Lease as provided in Section 24.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

24.7.        In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

(a)           First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including, without limitation, storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b)           Second, to the payment of the reasonable, documented costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c)           Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d)           Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

24.8.        All of Landlord’s rights, options and remedies hereunder shall he construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

24.9.        Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (i) the date of Lease termination or (ii) the date Tenant surrenders possession of the Premises.

24.10.      To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

24.11.      Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure to continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Notwithstanding the foregoing provisions of this Subsection 24.11, Landlord shall be in default if Landlord fails in the performance of any of its obligations, which failure materially impairs Tenant’s ability to use the Premises for the normal conduct of its business and such failure continues fifteen (15) days after receipt of written notice by Landlord from Tenant, or for such shorter period as may be reasonably required to address an urgent or emergency circumstance.

24.12.      In the event of any default by Landlord, Tenant shall (but only to the extent Tenant shall have actual knowledge of such party and a current notice address) give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Building or the Project and to any landlord of any lease of land upon or within which the Premises, the Building or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

24.13.      Landlord shall use commercially reasonable efforts to mitigate its damages in the event of a Default by Tenant under this Lease.

25.           Assignment or Subletting.

25.1.        Except as hereinafter provided, Tenant shall not, either voluntarily or by operation of Applicable Laws, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Premises or any part hereof (each, a “Transfer”), without Landlord’s prior written consent, which consent Landlord may not unreasonably withhold, delay or condition, provided, however, that Tenant may, without the requirement of Landlord’s consent, assign this Lease in its entirety (but not less than its entirety) or sublet all or a portion of the Premises to any parent, subsidiary or affiliate entity, to the purchaser of all or substantially all of Tenant’s assets or stock, or to the surviving entity following a merger, consolidation or other business combination of or involving Tenant, upon written notice to Landlord no later than ten (10) days after such assignment or sublease becomes effective; and provided, further, that, despite any Transfer of this Lease or the Premises, Tenant shall not be relieved of its obligations or liability pursuant to the terms of this Lease. Notwithstanding the foregoing, Landlord shall have the right to void any such sublease if such sublease jeopardizes or could reasonably be expected to jeopardize directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Code.

25.2.        In the event Tenant desires to effect a Transfer requiring Landlord’s consent, then, at least (a) thirty (30) days in the case of subleases or ten (10) days in the event of assignments, but in any event not more than ninety (90) days prior to the date when Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall provide written notice to Landlord (the “Assignment Notice”) any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require. In the event that Tenant is constrained by confidentiality requirements from disclosing any proposed assignment or sublease under this Section 25.1 or Section 25.2 above, Landlord shall execute a nondisclosure agreement with respect to such assignment or sublease in a form reasonably acceptable to Landlord and Tenant If Landlord fails to execute any such form, Tenant shall not be obligated to disclose the terms or identities of parties related to such assignment or sublease prior to its occurrence, but shall be obligated to do so and to fulfill the other requirements of this Section 25 as soon as reasonably practicable thereafter, but in no event later than ten (10) days after the date any such assignment or sublease is consummated. Notwithstanding the foregoing, Landlord shall have the right to void any such sublease if such sublease jeopardizes or could reasonably be expected to jeopardize directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Code.

25.3.        Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to the financial strength of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance), any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises other than the Premises Use, and Landlord’s desire to exercise its rights under Section 25.8 to cancel this Lease, if applicable. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications, seeking a change in the Permitted Use, or jeopardizing or that could reasonably be expected to jeopardize directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Code (an “Unapproved Transfer”).

25.4.        As conditions precedent to Landlord considering a request by Tenant to Tenant’s transfer of rights or sharing of the Premises, Landlord may require any or all of the following:

(a)           Tenant shall remain filly liable under this Lease during the unexpired Term;

(b)           Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord’s interest under this Lease shall not be diminished or reduced by the proposed Transfer. Such evidence shall include, without limitation, evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;

(c)           [Intentionally omitted];

(d)           If Tenant’s subletting of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including, without limitation, a premium rental for a sublease or lump sum payment for an assignment) in excess of (i) the rental and other charges due to Landlord under this Lease and (ii) all of Tenant’s subleasing costs including, without limitation, customary leasing commissions, Tenant’s legal fees and expenses, any fees due Landlord as provided herein, and all costs of refitting or redecorating the Premises (or a portion thereof) in anticipation of such sublease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord as and when collected. If said consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment. The provisions of this Section 25.4(d) are inapplicable to assignments expressly permitted without consent under Section 25.1.

(e)           The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason, provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(I)            Landlord’s consent to any sublease shall be effected on the form attached as Exhibit H hereto, and to any other Transfer shall, subject to Tenant’s reasonable approval, such approval not to be unreasonably withheld, conditioned or delayed, be effected on Landlord’s form;

(g)           Tenant shall not then be in default hereunder, after any applicable notice and cure periods contained in this Lease, in any material respect; provided, however, that any default by Tenant of payment obligations hereunder shall be deemed material;

(h)           Such proposed transferee, assignee or sublessee’s use of the Premises shall be substantially the same as the Permitted Use;

(i)            Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

(j)            Tenant shall deliver to Landlord final drafts of any and all written instruments evidencing or relating to the Transfer, and executed copies with ten (10) days after such Transfer; and

(k)           A list of Hazardous Materials (as defined in Section 39.7 below), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 392.

(l)            Notwithstanding anything in this Section 25 to the contrary, Landlord’s consent shall not be required and Landlord shall waive any right of recapture, termination or to receive any profit or compensation derived in connection with any transfer of the Lease or the Premises or pursuant to a corporate reorganization of Tenant, and any transfer of all or any portion of Tenant’s stock, or the stock of its successors or assigns on a national exchange; provided, however, that Tenant shall provide Landlord with written notice of any event contained in this Subsection 25.4(1) within ten (10) days after the occurrence of such event.

25.5.        Any Transfer that is not in compliance with the provisions of this Section 25 and any Unapproved Transfer shall be void and be deemed a default under the Lease (with the right to cure, if any, provided in this Section 25) and shall, at the option of Landlord and subject to Section 24.4(h) (but not subject to Section 24.4(c)), terminate this Lease.

25.6.        The consent by Landlord to a Transfer shall not relieve Tenant or proposed transferee, assignee or sublessee from obtaining Landlord’s consent to any further Transfer, nor shall it release Tenant or any proposed transferee, assignee or sublessee of Tenant from full and primary liability under this Lease.

25.7.        Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

25.8.        If Tenant delivers to Landlord an Assignment Notice indicating a desire to transfer this Lease to a proposed transferee, assignee or sublessee (except for a sublessee of less than seventy-five percent (75%) of the Premises as to which this Section 25.8 shall not apply) other than as provided within Section 25.4, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within ten (10) days after Landlord’s receipt of such Assignment Notice, to terminate this Lease as of the date specified in the Assignment Notice as the Assignment Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. If Landlord exercises such option, then Tenant shall have the right to withdraw such Assignment Notice by delivering to Landlord written notice of such election within five (5) days after Landlord’s delivery of notice electing to exercise Landlord’s option to terminate this Lease. In the event Tenant withdraws the Assignment Notice as provided in this Section 25.8, this Lease shall continue in full force and effect.

25.9.        If Tenant sublets the Premises or any potion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and

Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that until the occurrence of a Default by Tenant, Tenant shall have the right to collect such rent.

25.10.      No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord’s consent to a proposed Transfer.

26.           Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Lease, than the prevailing party shall be entitled to have and recover from the non-prevailing party reasonable attorneys’ fees, charges and disbursements and costs of suit.

27.           Bankruptcy. In the event a debtor, trustee or debtor in possession under the Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

27.1.        Those acts specified in the Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

27.2.        A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

27.3.        A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

27.4.        The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

28.           Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, the Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

29.           Estoppel Certificate. Tenant or Landlord (the “Responding Party”) as applicable, shall at any time and from time to time, within ten (10) days after written request by the other party (the “Requesting Party”), execute, acknowledge and deliver to the Requesting Party a certificate in writing stating: (a) that this Lease is in full force and effect as modified (if applicable) and stating the date and the nature of each modification; (b) the date to which rental and all other sums payable hereunder have been paid; (c) that the Requesting Party is not in default in the performance of any of its obligations under this Lease, that the certifying party has given no notice of default to the Requesting Party and that no event has occurred which, but for the expiration of the applicable time period, would constitute an event of default hereunder, or if the responding party alleges that any such default notice or event has occurred, specifying the same in reasonable detail; and (d) such other matters as may reasonably be requested by the Requesting Party or by any institutional lender, mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or prospective purchaser of the Building or the Project or prospective sublessee or assignee of this Lease. Any such certificate provided under this Section 29 may be relied upon by any lender, mortgagee, trustee, beneficiary, assignee or successor in interest to the Requesting

Party, by any prospective purchaser, by any purchaser on foreclosure or sale, by any grantee under a deed in lieu of foreclosure of any mortgage or deed of trust on the Building, by any subtenant or assignee, or by any other third party. Failure to execute and return within the required time any estoppel certificate requested hereunder, if such failure continues for five (5) days after a second written request by the Requesting Party for such estoppel certificate, shall be deemed to be an admission of the truth of the matters set forth in the form of certificate submitted to the Responding Party for execution.

30.           Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant then:

30.1.        Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant; and

30.2.        The term “Tenant” as used in this Lease shall mean and include each of them, jointly and severally. The act of notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including, without limitation, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

31.           Limitation of Landlord’s Liability.

31.1.        If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall he satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Project of which the Premises are a part, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Project of which the Premises are a part.

31.2.        Landlord shall not be personally liable for any deficiency under this Lease. If Landlord is a partnership or joint venture, then the partners of such partnership shall not be personally liable for Landlord’s obligations under this Lease, and no partner of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership or joint venture. If Landlord is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for Landlord’s obligations under this Lease, and no shareholder, director, officer, employee or agent of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord. If Landlord is a limited liability company, then the members of such limited liability company shall not be personally liable for Landlord’s obligations under this Lease, and no member of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any member of Landlord except as may be necessary to secure jurisdiction of the limited liability company. No partner, shareholder, director, employee, member or agent of Landlord shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, employee or agent of Landlord.

31.3.        Each of the covenants and agreements of this Section 31 shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

32.           Control by Landlord.

32.1.        Landlord reserves full control over the Building to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease. This reservation includes, without limitation, Landlord’s right subject to all of Tenant’s rights and entitlements under this Lease, to convert the Building to condominium units, grant easements and licenses to third parties, and maintain or establish ownership of the Building separate from fee title to the Property.

32.2.        Tenant shall promptly execute at its own cost and expense such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises or any other rights reserved to Tenant as provided by this Lease.

32.3.        Landlord may, at any and all reasonable times coordinated in advance with Tenant (when reasonably practicable), during non-business hours (or during business hours if Tenant so requests), and upon twenty-four (24) hours’ prior notice (provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply any service Landlord is required to provide hereunder, (c) show the Premises to prospective purchasers or tenants during the final year of the Term, (d) post notices of nonresponsibility, (e) access the telephone equipment, electrical substation and fire risers and (f) alter, improve or repair any portion of the Building other than the Premises for which access to the Premises is reasonably necessary. In connection with any such alteration, improvement or repair as described in Subsection 32.3(f) above, Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section 32.3; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof. Tenant agrees to reasonably cooperate with Landlord in all activities described in this Section 32.3. In the event that Landlord, its agents, employees, or contractors shall materially interfere with the normal conduct of Tenant’s business and such interference shall continue in excess of forty-eight (48) hours, then Rent shall abate from the inception of such interference until full use and enjoyment of the Premises shall be restored to Tenant The parties agree that incidental interference with clerical or other ancillary functions that do not impair Tenant’s core business activities (including, but without limitation, laboratory work, testing, executive office and conference uses) shall not give rise to a right of abatement hereunder.

33.           Quiet Enjoyment. So Long as Tenant is not in default under this Lease, following the delivery of any required notices and the expiration of any applicable cure periods, neither Landlord nor Landlord’s Lenders, if any, nor anyone acting through or under Landlord or its Lenders shall disturb Tenant’s occupancy of the Premises, except as permitted by this Lease.

34.           Subordination and Attornment.

34.1.        This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Project and Building and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination.

34.2.        Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. However, if any such mortgagee, beneficiary or Landlord under lease wherein Landlord is tenant so elects, this Lease shall be deemed prior in lien to any such Lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any document required from Tenant under this Section within ten (10) days after written request therefore, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant. Such power is coupled with an interest and is irrevocable.

34.3.        In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Premises, the Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease.

34.4.        Notwithstanding anything in this Lease to the contrary, Landlord shall deliver to Tenant a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) from the holder of the first lien mortgage presently encumbering the Property, on such lender’s customary form (provided that such form shall be reasonably acceptable to Tenant) as a condition of Tenant’s subordination to such lien, and Tenant’s obligation to subordinate to any future mortgages or ground leases shall similarly be conditioned upon Landlord providing an SNDA on such lender’s customary form (provided that such form shall be reasonably acceptable to Tenant).

35.           Surrender.

35.1.        No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

35.2.        The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

35.3.        The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Project as applicable, operate as an assignment of this Lease.

36.           Waiver and Modification.  No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained. The waiver by Tenant of any breach by Landlord of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

37.           Waiver of Jury Trial and Counterclaims.    The parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises, the Building or the Project; or any claim of injury or damage related to this Lease or the Premises, the Building or the Project.

38.           [Intentionally omitted]

39.           Hazardous Materials.

39.1.        Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept or used in or about the Premises, the Building or the Project in violation of Applicable Laws by Tenant, its agents, employees, contractors or invitees. If Tenant breaches such obligation, or if the presence of Hazardous Materials as a result of such a breach results in contamination of the Premises, the Building, the Project or any adjacent property, then Tenant shall indemnify, save, defend and hold Landlord, its agents and contractors harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities and losses that arise during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Premises, the Building, the Project or any adjacent property caused by

Tenant results in any contamination of the Premises, the Building, the Project or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Premises, the Building, the Project and any adjacent property to their respective condition existing prior to the time of such contamination; provided that, with the exception of emergency situations, Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold (although Tenant hereby agrees to notify Landlord of any such emergency situation within twenty-four (24) hours of Tenant’s discovery of the same); and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions are reasonably likely to have a material adverse long-term or short-term effect on the Premises, the Building or the Project

39.2.        Landlord shall indemnify, save, defend and hold Tenant, its agents and contractors harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including, without limitation, sums paid in settlement of claims, attorneys’ fees, consultants’ fees, and experts’ fees) that arise during or after the Term as a result of the presence of Hazardous Materials at the Premises, the Building, the Project or any adjacent property, which Hazardous Materials existed prior to the Term Commencement Date as well as any contamination that occurs during the Term, except to the extent caused by Tenant or Tenant’s directors, officers, employees, agents, contractors, affiliates or invitees, provided that any Hazardous Materials that existed prior to the Term Commencement Date and increased in scope or nature after the Term Commencement Date shall be considered as existing wholly before the Term Commencement Date, unless the nature, extent or damage caused by the same shall be aggravated by Tenant or Tenant’s directors, officers, employees, agents, contractors, affiliates or invitees. This indemnification by Landlord includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on or under the Premises for which Landlord must provide indemnification pursuant to this paragraph. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Premises, the Building, the Project or any adjacent property caused or permitted by Landlord (except as a result of granting Tenant rights to the Project pursuant to this Lease or with regard to any state, act or condition for which Tenant is liable or must provide indemnification pursuant to this Lease) results in any contamination of the Premises, then Landlord shall promptly take all actions at its sole cost and expense as are necessary to return the Premises to its condition existing prior to the time of such contamination.

39.3.        Landlord acknowledges that it is not the intent of this Section 39 to prohibit Tenant from operating its business as described in Section 2.12 above. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored according to Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Term Commencement Date a list identifying each type of Hazardous Material to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material on the Premises (the “Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List quarterly (on or before January 1, April 1, July 1, and October 1 of each year of the Term, so long as this Lease is in effect). Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Term Commencement Date or, if unavailable at that time, concurrent with the receipt from or submission to any Governmental Authority: permits; approvals; reports and correspondence; storage and management plans; notices of violations of Applicable Laws; plans relating to the installation of any storage tanks to be installed in or under the Premises, the Building or the Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion); and all closure plans or any other documents required by any and all Governmental Authority for any storage tanks installed in, on or under the Premises, the Building or the Project for the closure of any such storage tanks. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature that, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Upon Landlord’s written request, Tenant agrees that it shall enter into a written agreement with other tenants at the Building and the Project concerning the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the City of Ewing, New Jersey (the “UBC”)), within the Building and the Project for the storage of Hazardous Materials. In the event that Tenant’s use of Hazardous Materials is such that it utilizes fire control areas in the Building or the Project in excess of Tenant’s Pro Rata Share of the Building or the Project, as applicable, as set forth in Section 2.8, Tenant agrees that it shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials or take such other action as is necessary to ensure that its share of the fire control areas of the Building and the Project is not greater than Tenant’s Pro Rata Share of the Building or the Project, as applicable.

39.4.        Notwithstanding the provisions of Section 39.1 above, if (a) Tenant or any proposed transferee, assignee or sublessee of Tenant has been required by any prior landlord, Lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question and such remedial actions materially adversely affected Tenant’s or any proposed transferee’s, assignee’s or sublessee’s business or operations or (ii) Tenant or any proposed transferee, assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials and such enforcement order materially adversely affected Tenant’s or any proposed transferee’s, assignee’s or sublessee’s business or operations, then Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion (with respect to any such matter involving Tenant), and it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee).

39.5.        At any time after ten (10) days’ notice to Tenant, Landlord shall have the right to conduct appropriate tests of the Premises, the Building and the Project to demonstrate that Hazardous Materials are present or that contamination has occurred due to Tenant or Tenant’s agents, employees or invitees. Landlord shall pay all reasonable costs of such tests of the Premises, unless the test reveal that Hazardous Materials are present (except to the extent the presence of Hazardous Materials are permitted pursuant to Section 39.3) and have been caused by Tenant or Tenant’s agents, employees or invitees.

39.6.        If underground or other storage tanks storing Hazardous Materials are hereafter placed on the Premises by Tenant, Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks as applicable, and take or cause to be taken all other steps necessary or required under the Applicable Laws.

39.7.        Tenant’s obligations under this Section 39 shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials (and, if Tenant is subject to ISRA (as defined below), for Tenant to comply with ISRA and to obtain final approval from the Department of Environmental Protection for the State of New Jersey related thereto), Tenant shall continue to pay Rent in accordance with this Lease, which Rent shall be prorated daily.

39.8.        As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste that is or becomes regulated by any Governmental Authority. Landlord covenants and warrants that, to Landlord’s best knowledge, (a) the Premises (including the land, surface water, groundwater and Improvements on the land) are free of any contamination that violates Applicable Laws, including (i) any “hazardous waste,” “hazardous substance” or “release” as defined by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder, and (ii) any “solid waste” or “disposal” as defined in the Resource Conservation and Recovery Act of 1976, as amended from time to time, and the regulations promulgated thereunder, (b) none of the Premises, any portion thereof or Landlord is subject to any existing, pending or threatened investigation or inquiry by any Governmental Authority or any remedial obligations under Applicable Laws pertaining to health or the environment and (c)

there are no underground tanks on the Premises and no underground tanks were located on the Premises in the past and subsequently removed or filled.

39.9.        In the event of any action by Landlord which triggers the requirements of the Industrial Site Recovery Act (“ISRA”), N.J.S.A. 13:1K-6 et seq., Landlord shall be responsible, at Landlord’s sole cost and expense, for complying with all such requirements of ISRA, including, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work; provided, however, Landlord shall not be required to perform site investigations or any removal or remediation to the extent such activities are required as a result of the presence of Hazardous Materials caused by Tenant or Tenant’s directors, officers, employees, agents, contractors, affiliates or invitees.

39.10.      In the event of any action by Tenant which triggers the requirements of ISRA, Tenant shall be responsible, at Tenant’s sole cost and expense, for complying with all such requirements of ISRA, including, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work; provided, however, Tenant shall not be required to perform site investigations or any removal or remediation to the extent such activities are required as a result of the presence of Hazardous Materials which existed prior to the Term Commencement Date as well as any contamination that occurs during the Term (except to the extent caused by Tenant or Tenant’s directors, officers, employees, agents, contractors, affiliates or invitees). Tenant represents and warrants that, to the best of its knowledge, after due inquiry and investigation, its North American Industry Classification System (“NAICS”) number is 541710. Tenant shall, within five (5) business days of a change in its NAICS number, notify Landlord in writing of such change.

40.           Expansion Option.

40.1.        Subject to the conditions set forth in this Section 40, Tenant shall have the right, but not the obligation, to effect up to two expansions of the Premises (the “Expansion Options”). The first Expansion Option shall include approximately 3,267 usable square feet of the mezzanine premises as more particularly shown on the floor plan attached hereto as Exhibit F-l (the “First Expansion Space”), The second Expansion Option shall include approximately 3,000 usable square feet on the first (1st) floor of the Building as more particularly shown on the floor plan attached hereto as Exhibit F-2 (the “Second Expansion Space” and, together with the First Expansion Space, each an “Expansion Space”).

40.2.        Tenant may exercise the Expansion Options (or either of them) by providing Landlord, no later than the Term Expiration Date, as the same may be extended pursuant to the terms of this Lease, with written notice that Tenant has elected to exercise such Expansion Options. Tenant may elect the First Expansion Space and Second Expansion Space, or either of them, in a single exercise or in separate exercises of the Expansion Options. Within ten (10) days after exercising an Expansion Option, Tenant and Landlord shall enter into a written amendment to the Lease (the “Amendment”), which amendment shall provide, unless otherwise agreed in writing, (a) the commencement date of the relevant Expansion Space, (b) that the Premises under this Lease shall be increased to include the usable square feet of the Expansion Space, (c) the additional Basic Annual Rent payable, which (i) with respect to the First Expansion Space, shall be payable at the rate of fifty (50%) percent of the per rentable square foot Basic Annual Rent then payable hereunder, and (ii) with respect to the Second Expansion Space, shall be payable at the same per rentable square foot of Basic Annual Rent then payable hereunder for the initial Premises, (d) the Tenant Improvement Allowance available to Tenant which shall be the same per rentable square foot amounts available to Tenant hereunder with respect to the initial Premises, and which shall be available to be drawn by Tenant until the second anniversary of the Term Commencement Date with respect to each Expansion Space, and (e) Tenant’s new Pro Rata Share of Operating Expenses based upon the addition of the Expansion Space to the Premises. Landlord and Tenant agree that they shall negotiate in good faith whether Landlord shall financially assist Tenant with the construction of Tenant Improvements in an Expansion Space and upon what terms, if any, Tenant shall reimburse Landlord therefore, based in part on the financial strength of Tenant at the time Tenant notifies Landlord of Tenant’s exercise of an Expansion Option. In all other respects, this Lease shall remain in full force and effect, and shall apply to the Expansion Space.

40.3.        Notwithstanding anything in this Section 40 to the contrary, Tenant shall not exercise an Expansion Option during such period of time that Tenant is in default under any provision of this Lease after the delivery of any required notices and the expiration of any applicable cure rights. Any attempted exercise of an Expansion Option during a period of time in which Tenant is so in default after the delivery of any required notices and the expiration of any applicable cure rights, shall be void and of no effect. In addition, Tenant shall not be entitled to exercise an Expansion Option if Landlord has given Tenant three (3) or more notices of default under this Lease, whether or not the defaults are cured, during the five (5) month period prior to the date on which Tenant seeks to exercise such Expansion Option.

41                                    Miscellaneous.

41.1.        Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

41.2.        Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

41.3.        Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

41.4.        Each provision of this Lease performable by Landlord and by Tenant shall be deemed both a covenant and a condition.

41.5.        Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth to the contrary.

41.6.        The terms of this Lease are (inclusive of the Work Letter, the schedules and exhibit hereto) intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

41.7.        Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

41.8.        Either party may, but shall not be obligated to, record a short form or memorandum hereof. The party so requesting the short form or memorandum shall be responsible for the cost of recording the same. In the event that such a memorandum is recorded, the parties shall, within ten (10) days after the expiration or earlier termination hereof, record a memorandum of termination of this Lease, at the sole cost of the party that requested recordation of a memorandum of this Lease. In the event that Tenant fails to execute a termination of termination of this Lease, Tenant hereby immediately and irrevocably appoints Landlord as attorney-in-fact for Tenant, and Landlord may execute such memorandum on behalf of Tenant.

41.9.        The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

41.10.      Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section 41.10 shall in any way alter the provisions of this Lease restricting or permitting assignment or subletting.

41.11.      Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal delivery,

overnight delivery with a reputable nationwide overnight delivery service, or certified mail (return receipt requested), and if given by personal delivery, shall he deemed delivered upon receipt; if given by overnight delivery, shall be deemed delivered one (1) day after deposit with a reputable nationwide overnight delivery service; and, if given by certified mail (return receipt requested), shall be deemed delivered two (2) days after the time the notifying party deposits the notice with the United States Postal Service. Any notices given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.14 and 2.15 respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes. Notwithstanding the foregoing, Tenant may fax any requests for repairs to Landlord at the fax number specified in Section 2.14.

41.12.      This Lease shall be governed by, construed and enforced in accordance with the laws of the State in which the Premises are located, without regard to such State’s conflict of law principles.

41.13.      That individual or those individuals signing this Lease represent that said individual or individuals have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint ventures or other organizations and entities on whose behalf said individual or individuals have signed.

41.14.      To induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish to Landlord, from time to time, upon Landlord’s written request, the most recent audited year-end financial statements reflecting Tenant’s current financial condition. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects.

41.15.      Except as otherwise stated herein, each party shall be responsible for paying its own costs incurred with the negotiation and drafting of this Lease, including, without limitation, its attorneys’ fees.

42.                                 Options to Extend Term.     Tenant shall have two (2) options (“Options”) to extend the Term of this Lease upon the following terms and conditions:

42.1.        Tenant shall have two (2) consecutive options to extend the Term of this Lease for terms of five (5) years each on the same terms and conditions as this Lease. Basic Annual Rent at the commencement of the extension term shall be at the greater of (a) the then-current market rate for similar space in the Princeton, New Jersey, submarket and (b) the then-current Basic Annual Rent plus two percent (2%), and shall be increased on each annual anniversary of the commencement date of the extension term by two percent (2%) of the then-current Basic Annual Rent in accordance with Section 6.

In the event that Landlord and Tenant cannot agree on the market rate as described in Section 42.1, they shall appoint three (3) independent and impartial arbitrators, of whom each party shall appoint one (1), and who shall each have a minimum of ten (10) years’ experience in office and laboratory space valuation in the Princeton, New Jersey, submarket, who shall collectively decide the market rent for purposes of Section 42.1. The decision of such arbitrators shall be binding on Landlord and Tenant.

42.2.        Neither Option is assignable separate and apart from this Lease.

42.3.        Both Options are conditional upon Tenant giving Landlord written notice of its election to exercise the respective Option at least nine (9) months prior to the end of the expiration of the (a) initial term of this Lease, in the case of the first Option, and (b) renewal term, in the case of the second Option. Tenant shall have no right to exercise the second Option if it does not timely exercise the first Option and satisfy the requirements of this Section 42 with regard thereto.

42.4.        Notwithstanding anything contained in this Section 42, Tenant shall not have the right to exercise either Option:

(a)           During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default; or

(b)           At any time after an event of Default as described in Section 24 of the Lease, and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

(c)           In the event that Tenant has defaulted in the performance of its obligations under this Lease three (3) or more times and a service or late charge has become payable under Section 24.1 for each of such defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise an Option, whether or not Tenant has cured such defaults.

42.5.        The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 42.4.

42.6.        All of Tenant’s rights under the provisions of the Options shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under this Lease three (3) or more times and a service or late charge under Section 24.1 has become payable for any such default, whether or not Tenant has cured such defaults.

43.           Right of First Refusal. For so long as Tenant leases more Rentable Area in the Building than any other tenant in the Building. Tenant shall have a right of first refusal (“ROFR”) as to any rentable premises in the Building for which Landlord is seeking a tenant (“Available Premises”). Landlord shall notify Tenant in writing if Tenant no longer leases more Rentable Area in the Building than any other Tenant. Tenant shall have the right to exercise the herein-described ROFR until such notice is received. In the event Landlord intends to lease Available Premises or in the event that Landlord shall receive a bona fide third party offer to lease, Landlord shall provide written notice thereof to Tenant (the “Notice of Offer”), specifying the terms and conditions of a proposed lease to Tenant of the Available Premises. The Notice of Offer shall specify the proposed demised premises, the length of term, the Basic Annual Rent, all Additional Rent, all concessions, economic inducements, extension rights and other material terms of the proposed lease. In the event of a bona fide third offer to lease, the Notice of Offer shall, without limitation of the foregoing provisions, also include an actual copy of the third party offer.

43.1.        Within thirty (30) days following its receipt of a Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease the Available Premises on the terms and conditions set forth in the Notice of Offer. If Tenant fails to notify Landlord of Tenant’s election within said thirty (30) day period, then Tenant shall be deemed to have elected not to lease the Available Premises, unless Tenant shall have reasonably required that Landlord supply additional material information omitted from the Notice of Offer, in which event the thirty (30)-day period shall begin upon Tenant’s receipt thereof; provided however, that in no event shall Tenant have more than sixty (60) days to accept or reject in writing any Notice of Offer.

43.2.        If Tenant timely notifies Landlord that Tenant elects to lease the Available Premises on the terms and conditions set forth in the Notice of Offer, then Landlord shall lease the Available Premises to Tenant upon the terms and conditions set forth in the Notice of Offer.

43.3.        If Tenant notifies Landlord that Tenant elects not to lease the Available Premises on the terms and conditions set forth in the Notice of Offer, or if Tenant fails to notify Landlord of Tenant’s election within the thirty (30)-day period described above, then Landlord shall have the right to consummate the lease of the Available Premises on the same terms as set forth in the Notice of Offer within one hundred eighty (180) days following Tenant’s election (or deemed election) not to lease the Available Premises. If Landlord does not lease the Available Premises within said one hundred eighty (180)-day period, then Tenant’s ROFR shall be fully reinstated, and Landlord shall not thereafter lease the Available Premises without first complying with the procedures set forth in this Section 43.

43.4.        Notwithstanding anything in this Lease to the contrary, Tenant shall not have the right to exercise the ROFR in the event that it has not already validly exercised both Expansion Options.

44.           Equipment Waiver. Landlord agrees to execute any documents reasonably requested by Tenant waiving Landlord’s rights and interest, if any, to personal property leased by Tenant, including, without limitation, refrigerators, freezers and benchtop equipment.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

WITNESS:		BMR-7 GRAPHICS DRIVE LLC,
a Delaware limited liability company

/s/ KEVIN M. SIMONSEN		By:	/s/ GARY A. KREITZER
Name:	Kevin M. Simonsen	Name:	Gary A. Kreitzer
		Title:	Executive Vice President

TENANT:

WITNESS:		LINGUAGEN CORPORATION,
a Delaware corporation

/s/ NANCY HUGES		By:	/s/ SCOTT HORVITZ
Name:	Nancy Huges	Name:	Scott Horvitz
		Title:	CFO

EXHIBIT A

PREMISES

EXHIBIT B

ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE

AND TERM EXPIRATION DATE

THIS ACKNOWLEDGEMENT OF COMMENCEMENT DATE AND TERM EXPIRATION DATE is entered into as of [         ], 20[   ], with reference to that certain Lease (the “Lease”) dated as of November 28, 2005, by LINGUAGEN CORPORATION, a New Jersey corporation (“Tenant”), in favor of BMR-7 GRAPHICS DRIVE, a Delaware limited liability company (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

Tenant hereby confirms the following:

1.             Tenant accepted possession of the Premises on [        ], 20[   ];

2.             The visible portions of Premises are in good order, condition and repair except as indicated on that certain punch list dated [          ], 20[   ], initiated by the parties;

3.             The Tenant Improvements required to be constructed by Landlord under the Lease have been substantially completed.

4.             All conditions of the Lease to be performed by Landlord as a condition to the full effectiveness of the Lease have been satisfied; and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the Premises.

5.             In accordance with the provisions of Section 4.2 of the Lease, the Term Commencement Date is [          ], 20[   ], and, unless the Lease is terminated prior to the Term Expiration Date pursuant to its terms, the Lease Expiration Date shall be [           ], 20[   ].

6.             The Lease is in full force and effect, and that the same represents the entire agreement between Landlord and Tenant concerning the Premises[, except [            ]].

7.             Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.

8.             The obligation to pay Rent is presently in effect and all Rent obligations on the part of Tenant under the Lease commenced to accrue on [           ], 20[   ].

9.             The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the Premises or any portion thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Acknowledgment of Term Commencement Date and Term Expiration Date as of [          ], 20[   ].

WITNESS:	BMR-7 GRAPHICS DRIVE LLC,
a Delaware limited liability company

By:
Name:	Name:
Title:

WITNESS:	LINGUAGEN CORPORATION,
a Delaware corporation

By:
Name:	Name:
Title:

EXHIBIT C

[Intentionally omitted]

C-1

Exhibit D

Rules and regulations

Nothing in these rules and regulations (“Rules and Regulations”) shall supplant any provisions of the lease. In the event of a conflict or inconsistency between these rules and regulations and the lease, the lease shall prevail.

1.             Except as specifically provided in the Lease to which these Rules and Regulations are attached, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or the Building without Landlord’s prior written consent.  Landlord shall have the right to remove, at Tenant’s sole cost and expense and without notice any sign installed or displayed in violation of this rule.

2.             If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises or placed on any windowsill, which window, door or windowsill is (a) visible from the exterior of the Premises and (b) not included in plans approved by Landlord, then Tenant shall promptly remove said curtains, blinds, shades, screens or hanging plants or other similar objects at its sole cost and expense.

3.             Tenant shall not obstruct any sidewalks or entrances to the Building, or any halls, passages, exits, entrances or stairways within the Premises, in any case that are required to be kept clear for health and safety reasons.

4.             No deliveries shall be made that impede or interfere with other tenants in or the operation of the Project.

5.             Tenant shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) that is allowed by Applicable Laws.  Fixtures and equipment that cause noises or vibrations that may be transmitted to the structure of the Building to such a degree as to be objectionable to other tenants shall be placed and maintained by Tenant, at Tenants sole cost and expense, on vibration eliminators or other devices sufficient to eliminate such noises and vibrations to levels reasonably acceptable to Landlord and other tenants of the Building

6.             Tenants shall not use any method of heating or air conditioning other than that shown in the Tenant Improvement plans.

7.             Tenant shall not install any radio, television or other antenna, cell or other communications equipment, or any other devices on the roof or exterior walls of the Premises except to the extent shown on approved Tenant Improvement plans.  Tenant shall not interfere with radio, television or other communications from or in the Premises or elsewhere.

8.             Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Project (other than within the Premises) are prohibited, and Tenant shall cooperate to prevent such activities.

9.             Tenant shall store all of its trash, garbage and Hazardous Materials within its Premises or in designated receptacles outside of the Premises.  Tenants shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and hazardous Materials disposal.

10.           The Premises shall not be used for any improper, immoral or objectionable purpose.  No cooking shall be done or permitted on the Premises; provided, however, that Tenant may use (a) equipment approved in accordance with the requirement of insurance policies that Landlord or Tenant is required to purchase and maintain pursuant to the Lease for brewing coffee, tea, hot chocolate and similar beverages, (b) microwave ovens for employees’ use and (c) equipment shown on Tenant Improvement plans approved by Landlord; provided further, that any such equipment and microwave ovens are used in accordance with Applicable Laws.

D-1

11.           Tenant shall not, without Landlord’s prior written consent, use the name of the Project, if any, in connection with or in promotion or advertising Tenant’s business except as Tenant’s address.

12.           Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any Governmental Authority.

13.           Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

14.           Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project, including Tenant.

15.           These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Lease.

16.           Landlord reserves the right to make such other and reasonable rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Project, or the preservation of good order therein; provided, however, that Landlord shall provide written notice to Tenant of such rules and regulations prior to them taking effect.  Tenant agrees to abide by these Rules and Regulations and any additional rules and regulations issued or adopted by Landlord.

17.           Tenant shall be responsible for the observance of these Rules and Regulations by Tenant’s employees, agents, clients, customers, invitees and guests.

2

Exhibit E

[Intentionally omitted]

E-1

Exhibit F-1

First Expansion Space

F-1-1

Expansion Option #1

F–

MEZZANINE

3,267 GSF

Jacobswyper

Exhibit F-2

Second Expansion Space

F-2-1

EXHIBIT G

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the 28th day of November, 2005, by and between BMX-7 GRAPHICS DRIVE LLC, a Delaware limited liability company (“Landlord”), and LINGUAGEN CORPORATION, a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease dated as of November 28, 2005 (the “Lease”) by and between Landlord and Tenant for the Premises located at 7 Graphics Drive in Ewing, New Jersey. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1.                                       Tenant’s Authorized Representative. Tenant designates Scott Horvitz (“Tenant’s Agent”) as the person authorized to initial all plans, drawings, change orders and grant approvals on Tenant’s behalf pursuant to this Exhibit G. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or approved by Tenant’s Agent. Neither Tenant nor Tenant’s Agent shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work. Tenant may designate alternate or additional individuals, upon prior written notice to Landlord, to act as Tenant’s Agent(s).

2.                                       Landlord’s Work.

2.1.          Landlord agrees to diligently file and prosecute all appropriate applications for all required permits and agrees to commence and prosecute to completion performance of Landlord’s Work upon obtaining such required permits from the applicable Governmental Authorities authorizing the same (collectively the “Permit”). Tenant shall cooperate and assist Landlord in obtaining the Permit, at Landlord’s expense. In the event that governmental or quasi-governmental authorities having jurisdiction over the construction of the Building or any permit, license or approval required in connection therewith shall impose terms or conditions to the Permit that (a) are inconsistent with Landlord’s obligations hereunder, (b) increase the cost of performing Landlord’s Work or (c) may materially delay performance of Landlord’s Work, then Landlord and Tenant shall make all reasonable and good faith efforts to agree upon an approach, strategy or course of action to mitigate or remove any such terms and conditions, but Landlord alone shall bear any costs associated with any such approach, strategy or course of action with respect to base building issues. Tenant shall pay for such costs, as they relate to non-base building matters, from the Tenant Improvement Allowance.

2.2.          Landlord’s Work shall be performed by licensed and reputable contractors in conformity with the construction documents to be prepared in accordance with this Exhibit G and the Permit. Performance of Landlord’s Work, however, shall be subject to the terms of this Exhibit G and to such modifications that are (a) consistent with good engineering and design practices, (b) required due to field conditions, (c) required in order to meet the requirements of Applicable Laws or (d) otherwise permitted under the terms of this Work Letter.

3.                                       Design.

3.1.          Tenant’s Architect shall be the architect of record for Landlord’s Work, and shall be solely responsible for the preparation of all schematic, design and construction documents for, and the supervision and administration of, Landlord’s Work, and the compliance of the Plans (as defined below) with Applicable Laws. The foregoing shall not absolve Landlord or Landlord’s contractors of responsibility for the failure to comply with Applicable Laws in the performance of Landlord’s Work, unless such failure results from Tenant’s Architect’s failure to comply with the preceding sentence.

3.2.          With Working Drawings, as defined in Section 3.4 below, Tenant shall cause Tenant’s Architect to prepare and deliver to Landlord, for Landlord’s approval (such approval not to be unreasonably withheld), Tenant’s requirements for Landlord’s Work, including (but not limited to) (a) the location and specification of telephone and other communications outlets, (b) the location and specification of electrical load and outlet requirements, especially those required to accommodate items such as computers and 220 volt equipment, (c) the location of machines that produce heat in excess of that produced by normal office equipment (e.g., telephones, calculators, desktop computers and desktop facsimile machines), (d) specifications of heat output

(in Btus/hour) and required operating conditions (e.g., maximum/minimum temperature, hours of operation) for equipment referenced in Subsection 3.2(c), and (e) floor load requirements.

3.3.          No later than November 14, 2005, Tenant shall cause Tenant’s Architect to prepare and deliver to Landlord for Landlord’s written approval, such approval not to be unreasonably withheld, design and architectural drawings (“Design Drawings”) for all of Landlord’s Work. The Design Drawings shall include the following: a master legend, construction plan and all architectural details, elevations and specifications necessary to perform Landlord’s Work. Landlord shall deliver in writing its reasonable objections with regard to the Design Drawings within five (5) business days of delivery thereof. Within five (5) business days following delivery of any such objections, Tenant shall cause the Design Drawings to be revised to eliminate such objections, and shall resubmit said drawings to Landlord for Landlord’s written approval. Notwithstanding any approval by Landlord of the Design Drawings, the Working Drawings or the Final Working Drawings (as defined below), Tenant shall be solely responsible for the content of such drawings, plans and specifications (including compliance with Applicable Laws, including, but not limited to, compliance with the ADA). Landlord shall be entitled to deduct the fee for Landlord’s construction manager (the “Construction Manager”) from the Tenant Improvement Allowance (subject to the limitation on the total construction management fee set forth at section 4.6 of the Lease) for review of Tenant’s plans, drawings and specifications (including, but not limited to, the cost of review of mechanical, electrical and plumbing plans and review for compliance with Applicable Laws). Tenant shall be an addressee and receive true and correct copies of all reports issued by Landlord’s consultants. Landlord agrees that the Construction Manager shall be selected and retained not later than upon completion and approval of the Design Drawings.

Landlord’s failure at any time to deliver to Tenant, within the time periods specified, any objections to the then-current Design Drawings delivered by Tenant shall be deemed for all purposes to constitute Landlord’s approval thereof.

3.4.          Promptly following approval of the Design Drawings, but in no event later than thirty-five (35) calendar days following approval of the Design Drawings, Tenant shall cause Tenant’s Architect to prepare construction plans and specifications (“Working Drawings”) for the Design Drawings approved by Landlord, and to deliver copies thereof to Landlord for Landlord’s written approval, which approval Landlord shall not unreasonably withhold. Landlord shall deliver written notice of approval or of any objections to the Working Drawings (specifying such objections in detail) to Tenant within ten (10) business days after delivery to Landlord of the Working Drawings. Within ten (10) business days of delivery of Landlord’s comments to the Working Drawings, Tenant shall cause the Working Drawings to be revised to address Landlord’s objections, and revised copies thereof to be delivered to Landlord for Landlord’s written approval, which approval Landlord shall not unreasonably withhold, or for further comments by Landlord. Landlord shall approve such revised Working Drawings, or shall specify any further objections thereto, in writing to Tenant within five (5) business days after delivery of such revised Working Drawings, and Tenant shall send revised Working Drawings to Landlord within ten (10) business days of receipt of Landlord’s written objections. Landlord shall continue to provide comments and Tenant shall continue to revise the Working Drawings until Landlord reasonably approves the same; provided, however, that Landlord bear the cost of any plan revisions after Tenant has produced two (2) revisions of Working Drawings in response to Landlord’s comments unless the need for such revisions arises from the failure of such Working Drawings to comply with Applicable Laws, or from the Working Drawings’ technical inadequacy or insufficiency.

Landlord’s failure at any time to deliver to Tenant, within the time periods specified, any objections to the then-current Working Drawings delivered by Tenant shall be deemed for all purposes to constitute Landlord’s approval thereof.

3.5.          Tenant shall communicate directly with all appropriate architects and engineers to ensure that final engineering working drawings approved by Tenant are delivered to Landlord within ten (10) days after submission of the final Working Drawings, which final engineering working drawings, as approved by Landlord and Tenant pursuant to this Section 3.5, shall constitute the “Final Working Drawings.” Within ten (10) days after submission of the Final Working Drawings, a detailed, line-item estimate of the cost of performing Landlord’s Work shall be prepared and Landlord and Tenant shall meet to review and approve final engineering working drawings and the related cost estimates, including all subcontractor and supplier cost quotes, which approval either party may withhold in its reasonable discretion.

3.6.          All of Tenant’s plans and drawings (and changes thereto) shall be subject to Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold. Any such approval shall not constitute either (a) approval of any delay caused by Tenant, (b) a waiver of any right or remedy that may arise as a result of such delay or (c) Landlord’s representation that such approved plans, drawings or changes comply with Applicable Laws. Any deficiency in design, although the same received Landlord’s prior written approval, shall be solely Tenant’s responsibility; provided that Landlord has given prompt written notice to Tenant and Tenant’s Architect of any item in any plans or drawings observed by Landlord or that Landlord’s consultants inform Landlord that they have observed that does not conform with Applicable Laws and good construction practice. Landlord’s prior written approval shall be deemed granted in all instances where Landlord shall have failed to timely respond to Tenant’s submissions as provided above in this Section 3.

3.7.          Landlord shall not be required to perform, as part of the Landlord’s Work, any work that would not comply with the Permit, with Applicable Laws, or with any building plans filed with Governmental Authorities. Any changes required by any Governmental Authorities affecting performance of Landlord’s Work shall not be deemed to violate any plans or provisions of this Exhibit G, shall not result in any delay in the Commencement Date, and shall not require the payment to Tenant of any rent abatement or other compensation; provided however, that Landlord shall promptly notify Tenant upon Landlord’s discovery of work that would not comply with the Permit, Applicable Law or with any building plans filed with Governmental Authorities; provided, further, that Tenant shall have the right to contest the determination of any Governmental Authority or make an alternative selection; and provided, further, that Landlord shall be entitled to a day-for-day extension of deadlines for performing Landlord’s Work under the Lease and this Work Letter for every day of delay caused by any such contest initiated by Tenant.

3.8.          Landlord and Tenant agree that the Premises shall be constructed in substantial accordance with the Final Working Drawings.

3.9.          Except with regard to Landlord’s Work, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.

4.                                       Performance of Landlord’s Work.

4.1.          Landlord shall substantially complete Landlord’s Work in a good and workmanlike manner and in accordance with Applicable Laws and subject to the terms of this Exhibit G on or before the Commencement Date. Landlord agrees to consult with Tenant, to the extent reasonable under the circumstances, regarding any change to Landlord’s Work that (a) is required due to field conditions, (b) will materially impact the design, utility or functionality of the Premises or the ability to meet the requirements of Tenant that have been approved by Landlord and (c) has more than one (1) alternative solution. Landlord agrees to implement any reasonable alternative solution proposed by Tenant for such change, to the extent that such alternative will not increase the cost to be borne by Landlord or delay the completion of Landlord’s Work (unless Tenant agrees to accept such costs and risks), or adversely impact the structure or systems serving the Premises or any other portion of the Project or any of the occupants thereof. In the event Tenant reduces the scope of Landlord’s Work, Tenant shall not be entitled to an allowance or credit for any deleted work or unused materials, except to the extent of (i) any equipment, casework, or fixtures already ordered or purchased, which shall be either credited (less a reasonable restocking charge) or turned over to Tenant, at Landlord’s sole discretion, and (ii) any contractor or subcontractor labor savings realized by Landlord that are directly attributable to the reduced work scope. Landlord’s Work shall be deemed approved by Tenant in all respects upon Substantial Completion (as defined below) of Landlord’s Work, subject to completion of long lead and Punchlist Work (as defined below). Without limitation of Tenant’s rights under Section 4.6 of the Lease, Landlord’s Work shall constitute a single non-recurring obligation on the part of the Landlord.

4.2.          Landlord may make Minor Variations (as defined below) in the size, design, engineering, configuration and siting of Landlord’s Work, provided that such Minor Variations have been reviewed and reasonably approved by Tenant’s Architect. Such Minor Variations, if so approved, shall not render the Lease void or voidable, nor shall any such Minor Variations entitle the Tenant to any reduction or abatement in rent, anything herein contained and any rule of law or equity to the contrary notwithstanding. “Minor Variations” shall mean any modifications to Landlord’s Work, to the extent such modifications are reasonably required to (a) comply with Applicable Laws or to obtain or comply with any required permit (including, but not limited to, the Permit), (b) comply with any request by Tenant for modifications to Landlord’s Work, (c) comport with good design, engineering and construction practices, (d) make reasonable adjustments for field deviations encountered in the performance of Landlord’s Work or (e) de minimis changes performed in the field. Notwithstanding anything in this Section 4.2 to the contrary, Landlord shall not be required to obtain prior approval from Tenant’s Architect for Minor Variations reasonably required to comply with Applicable Laws or to obtain or comply with any required permit (including, but not limited to, the Permit), but Landlord shall provide Tenant with prompt written notice of any and all such Minor Variations.

4.3.          If Tenant requests any change or addition to Landlord’s Work after Tenant’s approval of the final Design Drawings or the Final Working Drawings, as the case may be, Landlord shall perform such change or addition. All additional expenses (including Landlord’s construction management fee) attributed to any change order requested by Tenant and approved by Landlord shall be chargeable to the Tenant Improvement Allowance, and if such Tenant Improvement Allowance shall be exhausted by the Project Budget, shall be payable within thirty (30) days next following invoicing.

4.4.          All change orders shall be in writing in substantially the same form as the AIA standard change order form, and shall identify any change in the cost or time for completion of Landlord’s Work that is attributable to such change order. Landlord agrees to consult in good faith with Tenant regarding the potential impact on the contract time or cast of any change orders proposed by Tenant, but no statements or representations made in any such consultations shall be binding upon Landlord, except to the extent actually reflected in such change order signed by Landlord and Tenant.

4.5.          Landlord and the Construction Manager shall conduct progress meetings at the Building not less often than weekly during the construction process. Tenant and Tenant’s Architect shall be given prior notice of, and shall be entitled to attend, such progress meetings.

4.6.          Landlord shall obtain a final certificate of occupancy with reasonable promptness subsequent to the Term Commencement Date and the completion of Landlord’s Work.

5.                                       Costs.

5.1.          Landlord’s Work shall be purchased and installed by Landlord at Tenant’s sole cost and expense first chargeable to the Tenant Improvement Allowance, until exhausted. It is understood and agreed that Landlord is under no obligation to bear any portion of the cost of any of Landlord’s Work, except to the extent of the Tenant Improvement Allowance, or as otherwise expressly provided herein. Construction Costs (as hereinafter defined), and the fee for the Construction Manager, shall first be deducted by Landlord from the Tenant Improvement Allowance. “Construction Costs” shall mean the cost at current market value of labor and material and equipment designed, specified, selected or specially provided for by Tenant’s Architect, plus a reasonable allowance for contractor overhead and profit. In addition, a reasonable allowance for contingencies shall be included for market conditions at the time of bidding and for changes in Landlord’s Work during construction. Construction Costs shall not include the compensation of Tenant’s Architect, Tenant’s Architect’s consultants, any basic or specialty consultants, salaries and other compensation of a contractor’s personnel stationed at the contractor’s principal office or offices other than the site office and expenses of contractor’s offices other than the site office; overhead and general expenses; a contractor’s capital expenses, including interest on the contractor’s capital employed for the Project; rental costs of machinery and equipment; costs due to a contractor’s negligence or failure to fulfill its specific responsibilities; or costs that are Tenant’s responsibility pursuant to the Lease or this Work.

Letter. If any portion of the Construction Manager’s compensation is based upon a percentage of Construction Costs, then Construction Costs, for the purpose of determining such portion, shall not include the compensation of the Construction Manager or the Construction Manager’s consultants. If the Construction Costs exceed the Tenant Improvement Allowance, Tenant shall pay the amount of such excess as follows: Tenant shall pay to Landlord in advance an amount such that (a) if performance of Landlord’s Work has commenced, fifty percent (50%) of the then-current total price for Landlord’s Work in excess of the Tenant Improvement Allowance shall have been paid, (b) if construction of Landlord’s Work is then fifty percent (50%) complete, seventy-five percent (75%) of the then-current total price for Landlord’s Work in excess of the Tenant Improvement Allowance shall have been paid, and (c) if Landlord’s Work is Substantially Complete, one hundred percent (100%) of the then-current total price for Landlord’s Work in excess of the Tenant Improvement Allowance shall have been paid. If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Exhibit G, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent.

5.2           Tenant relies upon the organization, management, skill, cooperation and efficiency of the Construction Manager to ensure that the contractors provide proper supervision, scheduling and management of Landlord’s Work and other efforts of the contractors, so that the contractors complete Landlord’s Work in accordance with this Work Letter. In furtherance of the same, Landlord and Tenant agree that all budgets, cost records and other documentation for Landlord’s Work, as noted below, shall be kept on an “open book” basis and shall be reviewable by Tenant and Tenant’s Architect upon forty-eight (48) hours’ notice at the Building, at Landlord’s Pennsylvania office or at the Construction Manager’s office, wherever such budgets, cost records and other documentation are kept.

5.3           The Construction Manager shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management. Tenant, Tenant’s Architect and Tenant’s accountants shall have access to the Construction Manager’s records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to Landlord’s Work, and the Construction Manager shall preserve these for a period of three (3) years after final payment, or for such longer period as may be required by Applicable Laws.

5.4           The Construction Manager shall promptly provide documentation detailing variances between the actual costs of Landlord’s Work and the estimated or budgeted costs.

5.5           [Intentionally omitted]

5.6           The Construction Manager shall prepare a project application for payment based on the contractors’ certificates for payment on form AIA G702, G703 (the “AIA Form”), signed by Tenant’s Architect, which certificates shall reflect retainage of ten percent (10%). Such certification for payment shall constitute a representation to Tenant and Landlord, based on the Construction Manager’s determinations at the Premises and on the data comprising the contractors’ applications for payment, that, to the best of the Construction Manager’s knowledge, information and belief, the Landlord’s Work has progressed to the point indicated and the quality of Landlord’s Work is in accordance with the construction contract documents. The foregoing representations are subject to an evaluation of Landlord’s Work for conformance with all plans and drawings upon Substantial Completion, to results of subsequent tests and inspections, to minor deviations from the plans and drawings correctable prior to completion of Landlord’s Work and to specific qualifications expressed by the Construction Manager. The issuance of a certificate for payment shall further constitute a representation by the Construction Manager that the applicable contractor is entitled to payment in the amount certified. Landlord shall reimburse Tenant for payments made in conformity with the Lease and this Work Letter to Tenant’s Architect prior to the date of this Work Letter, with such reimbursement to occur no later than thirty (30) days after Landlord’s receipt from Tenant of (a) an AIA Form conforming to the requirements of this Section 5.6 with regard to such payments and (b) an unconditional lien release with respect to such payments.

5.7           The issuance of a certificate for payment shall be a representation by the Construction Manager that it has (a) made all necessary on-site inspections to check the quality or quantity of Landlord’s Work, (b) reviewed copies of requisitions received from subcontractors and material suppliers and other data reasonably requested by Tenant to substantiate the contractor’s right to payment and (c) ascertained how or for what purpose the contractor has used money previously paid. The issuance of a certificate of payment shall constitute a representation by the Construction Manager that it has made all necessary evaluations of Landlord’s Work, subject to any hidden or latent defects in contractors’ work.

5.8           Landlord’s Work shall be performed on a guaranteed maximum price (“GMP”) basis, with Tenant having the right to approve or disapprove all amounts exceeding the GMP in accordance with this Work Letter.

5.9           Evaluations of the budget, preliminary estimates of Construction Costs, and detailed estimates of Construction Costs prepared by the Construction Manager represent the Construction Manager’s best judgment as a person or entity familiar with the construction industry.

5.10         Landlord shall exercise due care in performing Landlord’s Work.

6.                                      Bidding.

6.1           The Construction Manager shall submit the list of prospective bidders for Tenant’s Architect’s and Tenant’s review and approval, which approval Tenant shall not unreasonably withhold, condition or delay, and which approval shall be granted or withheld in writing by Tenant to Landlord and the Construction Manager within three (3) days of receipt of such list.

6.2           The Construction Manager shall establish bidding schedules and, with the assistance of Tenant’s Architect, shall issue bidding documents to bidders and conduct prebid conferences with prospective bidders. The Construction Manager shall assist Tenant’s Architect with respect to questions from bidders and with the issuance of addenda.

6.3           The Construction Manager shall receive bids, prepare bid analyses and make recommendations to Landlord and Tenant for Landlord’s awarding of contracts or rejection of bids.

6.4           Landlord will present Tenant with a GMP proposal, based upon bona fide bid proposals provided by not less than three (3) qualified contractors, two (2) of which shall be specified by Tenant but that must be reasonably acceptable to Landlord.

6.5           If the sum of the lowest bona fide bids or negotiated proposals plus the Construction Manager’s estimate of other elements of Construction Costs for Landlord’s Work and all soft costs payable from the Tenant Improvement Allowance exceeds $3,715,400, the Tenant shall promptly (a) require the Construction Manger to rebid the relevant work or renegotiate the existing bids within a reasonable time, (b) cooperate in revising the scope and quality of Landlord’s Work to the extent necessary to reduce the Construction Costs to a level reasonably acceptable to Tenant or (c) grant approval in writing of an increase in the budget necessary to cover the bids received by the Construction Manager.

7.                                      [Intentionally omitted]

8.                                      Substantial Completion

8.1           “Substantial Completion” shall have the meaning ascribed to that term in Article 4 of the Lease.

8.2           In the event Landlord’s Work is not Substantially Complete on or before the Estimated Term Commencement Date, Landlord shall have no liability to Tenant except as otherwise provided for in the Lease, nor shall Tenant have any claim against Landlord for consequential damages arising there from (whether from diminution of Tenant’s business or otherwise); provided, however, that in the event Landlord’s Work is not Substantially Complete on or before the Estimated Term Commencement Date for reasons other than Tenant Delays, the Rent reserved to Landlord under the Lease shall not be deemed to accrue to Landlord until the date upon which Landlord Substantially Completes such work and tenders possession of the Premises to Tenant. The foregoing notwithstanding, nothing herein shall be in limitation of Tenant’s rights at Section 4.1 of the Lease.

8.3           Notwithstanding anything herein to the contrary, in no event shall Landlord be liable to Tenant for delay of Substantial Completion or the Commencement Date to the extent occasioned by (a) Tenant’s selection of materials that are designated as long lead items by the Construction Manager, (b) Tenant’s failure to comply with any of the deadlines specified in this Exhibit G or with any of the other requirements of this Exhibit G or the Lease, (c) Tenant’s request for modifications to the Design Drawings, Working Drawings or Final Working Drawings subsequent to the date the same are approved by Landlord, (d) Tenant’s failure to pay when due any amount required pursuant to this Exhibit G or (e) any other act or omission by Tenant or Tenant’s agents, employees, architects or contractors (each, a “Tenant Delay”). In the event of any Tenant Delay that actually delays an item of Landlord’s Work on the project schedule’s critical path, Tenant shall reimburse Landlord for any additional costs incurred in connection with the performance of Landlord’s Work that is occasioned by such Tenant Delay; provided that Tenant shall not be liable to Landlord for consequential, indirect or special damages related thereto, except those for which Landlord is found liable to third parties as a result of such Tenant Delay, and provided, further, that Landlord shall promptly notify Tenant of any such Tenant Delay after Landlord becomes aware of the same. Furthermore, no Tenant Delay shall be deemed to have occurred unless Landlord shall have furnished Tenant, when practicable, with notice of an actual Tenant Delay that has been suffered or of a Tenant Delay that is likely to occur. Landlord agrees to furnish such notice as soon as reasonably practicable after Landlord shall have actual knowledge of the facts or circumstances giving rise thereto, and the parties agree that such notice may be delivered telephonically or by facsimile transmission to Tenant’s Agent. In the event any Tenant Delay shall occur, Substantial Completion shall be deemed to have occurred on the date on which Substantial Completion would have occurred but for Tenant Delay.

9.                                       Punchlist Work. Landlord’s and Tenant’s designated agents shall conduct a joint inspection of Landlord’s Work promptly following issuance of a certificate of substantial completion by Tenant’s Architect, and shall jointly prepare a written statement specifying any incomplete items of Landlord’s Work (herein referred to as “Punchlist Work”). Any disputes as to the nature or existence of any Punchlist Work shall be resolved by Tenant’s Architect. Landlord agrees to use reasonable efforts to complete all Punchlist Work within thirty (30) days from the Commencement Date except such items that cannot practicably be completed within such time, but such items must be completed diligently thereafter, and in no event later than ninety (90) days from the Commencement Date. The (a) achievement of Substantial Completion together with (b) the preparation by Landlord and Tenant of the list of Punchlist Work shall constitute Tenant’s acknowledgment that the Premises are in good condition and that Landlord’s Work is satisfactory, except as to any long lead items and Punchlist Work. Neither Tenant nor its agents shall have the right to make any alteration to the Premises until preparation of the statement of the Punchlist Work.

10.                                 Tenant Access.

10.1         Landlord hereby agrees to permit Tenant access, at Tenant’s sole risk and expense, to the Premises thirty (30) days prior to the Commencement Date to perform installation of telephones, cabling, special equipment and, to the extent reasonable, trade fixtures, artwork and furniture during normal business hours; provided that such work is coordinated with the Construction Manager and that Tenant complies with all procedures and other reasonable restrictions and conditions as Landlord may impose; and provided, further, that Tenant shall be liable to Landlord for any damage caused by Tenant as a result of such activities. So long as Tenant shall engage only in the activities enumerated in the preceding sentence, such access shall not constitute acceptance of possession, nor occupancy or use of the Premises. Notwithstanding the foregoing provisions of this Section 10.1, Tenant shall have no right to enter into the Premises unless and until Tenant shall deliver to Landlord evidence of insurance reasonably required by Landlord in connection with such pre-commencement access (including, but not limited to, any insurance that Landlord may require pursuant to the Lease).

10.2         Tenant agrees that, in the event of any entry upon any portion of the Premises by or on behalf of Tenant prior to the Commencement Date, Landlord shall not be liable in any way for injury, loss or damage that may occur to any of Tenant’s work or installations made in the Premises, or to any personal property placed therein, except to the extent that such injury, loss or damage is caused by the gross negligence or willful misconduct of Landlord or Landlord’s agents.

10.3         In no event shall Tenant or its employees, consultants, agents, contractors or suppliers interfere with the performance of Landlord’s Work, or with any inspections or issuance of final approvals by Governmental Authorities, and in the event of any such interference Landlord shall have the right to exclude Tenant and Tenant’s employees, consultants, contractors and agents from the Premises, but only to the extent necessary to enable Landlord to timely perform Landlord’s Work.

11.                                 Miscellaneous.

11.1         Force Majeure. Landlord shall not be deemed in default with respect to the failure to perform any of the terms, covenants and conditions of this Work Agreement to be performed by Landlord if such failure is due in whole or in part to any strike, lockout, labor dispute (whether legal or illegal), civil disorder, inability to procure materials or permits, failure of power, restrictive governmental laws or regulations, riots, insurrections, wars, fuel shortages, accidents, abnormal weather conditions, casualties, acts of God, acts of other tenants or occupants of the Building, or any other cause beyond the reasonable control of Landlord. In any such event, the term for performance by Landlord shall be extended by an amount of time equal to the period of the delay so caused; provided, however, that for purposes of Tenant’s rights at Section 4.1 of the Lease to claim a rent credit or to elect to terminate the Lease by reason of Landlord’s failure to timely deliver the Premises at Substantial Completion, Force Majeure shall not serve to extend the operative dates for the exercise of such rights by more than sixty (60) days in the aggregate.

11.2         Number: Headings. Where applicable in this Work Letter, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Work Letter are not a part of this Work Letter and shall have no effect upon the construction or interpretation of any part hereof.

11.3         Time of Essence. Time is of the essence with respect to the performance of every obligation of this Work Letter.

11.4         Covenant and Condition. Each provision of this Work Letter performable by Landlord or by Tenant shall be deemed both a covenant and a condition.

11.5         No Prior Agreements. The terms of the Lease, the exhibits and schedules thereto, and this Work Letter are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

11.5         Severability. Any provision of this Work Letter that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Work Letter shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

11.7         Drafting. The language in all parts of this Work Letter shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

11.8         Successors and Assigns. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees.  Nothing in this Section 11.8 shall in any way alter the provisions of the Lease permitting or restricting assignment or subletting.

11.9   Notices.  Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given in accordance with the terms of the Lease.

11.10 Authority.  That individual or those individuals signing this Work Letter represent that said individual or individuals have the power, authority and legal capacity to sign this Work Letter on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

11.11 Counterparts.  This Work Letter may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

11.12 Consent and Approval.  When used herein, a covenant by either party not to unreasonably withhold consent or approval shall be interpreted as that party’s agreement not to unreasonably withhold, delay or condition such a consent or approval.

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In witness whereof, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

Landlord:

Witness:		BMR-7 Graphics drive LLC,
a Delaware limited company

/s/ KEVIN M. SIMONSEN		By:	/s/ Gary A. Kreitzer
Name:	Kevin M. Simonsen	Name:	Gary A. Kreitzer
		Title:	Executive Vice President

Tenant:

Witness		linguagen corporation,
a Delaware corporation

/s/		By:	/s/ Scott Horvitz
Name:	[illegible]	Name:	Scott Horvitz
		Title:	CFO

EXHIBIT H

FORM OF CONSENT TO SUBLEASE

This CONSENT TO SUBLEASE (this “Consent”) is entered into as of this         day of [           ], 20[  ], by and between BMR-7 GRAPHICS DRIVE LLC, a Delaware limited liability company (“Master Lessor”), LINGUAGEN CORPORATION, a Delaware corporation (“Sublessor”), and [           ], a [          ] (“Sublessee”).

RECITALS

A.             WHEREAS, Muster Lessor and Sublessor entered into that certain Lease dated as of November 28, 2005 (as the same may have been amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), whereby Sublessor leases certain premises (the “Premises”) from Master Lessor at 7 Graphics Drive in Ewing, New Jersey (the “Building”); and

B.              WHEREAS, Sublessor has applied to Master Lessor for its consent to that certain [Sublease) dated as of [          ], 20[  ] (the “Sublease”), by and between Sublessor and Sublessee, whereby Sublessor subleases its interest in [a portion of] the Premises to Sublessee.

AGREEMENT

NOW, THEREFORE, Master Lessor hereby consents to the Sublease, subject to and upon the following terms and conditions, to each of which Sublessor, Sublessee and Master Lessor expressly agree:

I.               Nothing contained in this Consent shall either:

(a)      operate as a consent to or approval by Master Lessor of any of the provisions of the Sublease or as a representation or warranty by Master Lessor, and Master Lessor shall not be bound or estopped in any way by the provisions of the Sublease; or

(b)      be construed to modify, waive or affect any of the provisions, covenants or conditions of, or any rights or remedies of Master Lessor under, the Master Lease. In the case of any conflict between the provisions of this Consent and those of the Sublease, the provisions of this Consent shall prevail.

2.              Sublessor and Sublessee expressly assume and agree that during the term of the Sublease, each shall perform and comply with each and every obligation of Sublessor under the Master Lease.

3.              Neither the Sublease nor this Consent shall release or discharge Sublessor from any liability under the Master Lease, and Sublessor shall remain liable and responsible for the full performance of all of the provisions, covenants and conditions set forth in the Master Lease. The acceptance of rent by Master Lessor from Sublessee or from any other person shall not be deemed a waiver by Master Lessor of any provisions of the Master Lease. Sublessor and Sublessee understand and represent that by entering into the Sublease, Master Lessor’s rights, remedies and liabilities under the Master Lease have not in any way been modified.

4.              Sublessor and Sublessee warrant that the attached Sublease represents the entire agreement between them. Sublessee further warrants that there was no compensation or consideration paid to either party as a condition of this Consent or the Sublease other than as stated herein or therein.

5.              The Sublease shall be subject and subordinate at all times to the Master Lease and all of its provisions, covenants and conditions. In case of a conflict, the provisions of the Master Lease shall prevail.

6.              This Consent shall not constitute a consent to any subsequent subletting or assignment of the Master Lease, the Sublease or the Premises. This Consent may not be assigned by Sublessor or Sublessee in whole or in part.

7.              Sublessor and Sublessee shall protect defend, indemnify, release, save and hold Master Lessor and each of Master Lessor’s officers, directors, affiliates, employees, agents, consultants and lenders (each, an “Indemnified Party”) harmless from and against any and all Losses (as defined below) imposed upon or incurred by or asserted against such Indemnified Party and directly or indirectly arising out of or in any way relating to Sublessor’s or Sublessee’s failure to perform or comply with any existing Master Lease obligations, and otherwise as set forth in the Master Lease. As used herein, the term “Losses” includes any and all claims, suits, liabilities, actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages and foreseeable and unforeseeable consequential damages of whatever kind or nature (including, without limitation, attorneys’ fees and other costs of defense).

8.              In the event of any default of Sublessor under the Master Lease, Master Lessor may proceed directly against Sublessor, any guarantors, or any one else liable under the Master Lease or the Sublease without first exhausting Master Lessor’s remedies against any other person or entity liable therefor to Master Lessor.

9.              In the event that Sublessor defaults in its obligations under the Master Lease, Master Lessor may, at its option and without being obligated to do so, require Sublessee to attorn to Master Lessor. If Master Lessor elects to require Sublessee to so attorn, then Master Lessor shall undertake the obligations of Sublessor under the Sublease from the time of the exercise of Master Lessor’s option under this Section until termination of the Sublease; provided, however, that Master Lessor shall not be liable for any prepaid rents or any security deposit paid by Sublessee, nor shall Master Lessor be liable for any other defaults of Sublessor under the Sublease.

10.            If Master Lessor brings about legal action or proceedings to enforce the terms and/or conditions of the Master Lease or to declare its rights thereunder, Sublessor and Sublessee agree that any attorneys’ fees, costs and expenses of such proceeding shall be paid by the losing party as determined by the appropriate court.

11.            This Consent (a) shall be construed in accordance with the laws of the State of New Jersey, without regard to its conflict of law principles, (b) contains the entire agreement of the parties hereto with respect to the subject matter hereof and (a) may not be changed or terminated orally or by any course of conduct.

12.            Sublessor represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, [other than [          ],] and Sublessor agrees to indemnify and hold Master Lessor and Sublessee harmless from and against any claims by [this or] any [other] broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Sublessor with regard to the Sublease. The provisions of this Section shall survive the expiration or earlier termination of this Consent or the Master Lease.

13.            If any terms or provisions of the Master Lease or this Consent, or the application thereof to any person or circumstance, shall to any extent be held to be invalid or unenforceable, then the remainder of the Master Lease, this Consent or the application of such term or provision to persons or circumstances other than those as to which they are held invalid or unenforceable shall not be affected thereby, and each term and provision of the Master Lease and this Consent shall be valid and enforceable to the fullest extent permitted by law. Master Lessor’s rights and remedies provided for in the Master Lease, this Consent or by law shall, to the extent permitted by law, be cumulative.

14.            This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement.

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IN WITNESS WHEREOF, Sublessor and Sublessee have affixed their respective signatures hereto as evidence of understanding of and agreement to the above, and Master Lessor has affixed its signature hereto to convey its consent to the Sublease.

MASTER LESSOR:

WITNESS:	BMR-7 GRAPHICS DRIVE LLC,
a Delaware limited liability company

By:
Name:	Name:
Title:

SUBLESSOR;

WITNESS:	LINGUAGEN CORPORATION,
a Delaware corporation

By:
Name:	Name:
Title:

WITNESS:
SUBLESSEE:

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By:
Name:	Name:
Title:

EXHIBIT I

FORM OF WAIVER AND SUBORDINATION

Gentlemen/Ladies:

Oxford Finance Corporation, together with its successors and assigns, if any, (“Secured Party”) has entered into, or is about to enter into, a security agreement, chattel mortgage or similar agreement (“Security Agreement”) with Linguagen Corporation (“Debtor”), pursuant to which the Debtor has granted, or will grant, to Secured Party a security interest in certain Personal Property.

Some or all of the Personal Property is, or will be, located at certain premises known as 7 Graphics Drive, Ewing, New Jersey (“Premised”).

For the purposes of this Waiver “Personal Property” will include all laboratory, scientific, and production equipment, computer equipment; lab and office furniture; office and warehouse equipment; molds and tooling; and other similar tangible assets and their replacements now or hereafter financed under the Security Agreement, and will exclude all leasehold and tenant improvements. Financing under the Security Agreement will occur from time to time, now and in the future. At any time, at your request, Secured Party will provide you with a list of equipment financed as of the date of the request.

By your signature below, you hereby agree (and we shall rely on your agreement) that: (i) the Personal Property is, and shall remain, personal property regardless of the method by which it may be, or become, affixed to the Premises; (ii) your interest in the Personal Property and any proceeds thereof (including, without limitation, proceeds of any insurance therefor) shall be, and remain, subject and subordinate to the interests of Secured Party; (iii) Secured Party, and its employees and agents, shall have the right upon any default by the Debtor under the Security Agreement, to enter into the Premises and to remove the Personal Property from the Premises. None of the Personal Property will be deemed fixtures, and the Secured Party may enter the Leased Premises to remove the Personal Property, or any part thereof at any time, and from time to time, to the exercise of its rights under the Security Agreement; provided, however, Secured Party shall provide forty-eight hours advance written notice to Landlord prior to entering the Leased Premises in the exercise of its rights hereunder. Secured Party agrees to reimburse you for any damages actually caused to the Premises by Secured Party, or its employees or agents, during any such removal. Landlord waives any right of distraint or execution against the Personal Property or any claim to the Personal Property during the effectiveness of the Security Agreement. These agreements shall be binding upon, and shall inure to the benefit of, any successors and assigns of the parties hereto.

We appreciate your co-operation in this matter of mutual interest

OXFORD FINANCE CORPORATION

By:

Name:

Title:

AGREED TO AND ACCEPTED BY:

Company:
	(Landlord/Property Manager)		Indicate Interest in the Premises:

BY:			Owner

Name:			Mortgagee:

Title:			Landlord:

Date:			Realty Manager:

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